Exhibit 4.1

ABERCROMBIE & FITCH MANAGEMENT CO., as Company

ABERCROMBIE & FITCH CO., as Parent

and the other Guarantors party hereto from time to time

$350,000,000 8.75% Senior Secured Notes due 2025

INDENTURE

Dated as of July 2, 2020

and

U.S. Bank National Association,

as Trustee, Registrar, Paying Agent and Notes Collateral Agent

i

EXHIBIT INDEX

Exhibit A	—	Form of Note

Exhibit B	—	Form of Transferee Letter of Representation

Exhibit C	—	Form of Supplemental Indenture

Exhibit D	—	Form of Pari Passu Intercreditor Agreement

v

INDENTURE, dated as of July 2, 2020, among ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (together with its successors and assigns, the “Company”), Abercrombie & Fitch Co., a Delaware corporation (together with its successors and assigns, the “Parent”), the other Guarantors party hereto from time to time and U.S. Bank National Association, a national banking association, as Trustee (in such capacity, together with its successor and assigns in such capacity, the “Trustee”), Registrar, Paying Agent and as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Notes Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) $350,000,000 aggregate principal amount of the Company’s 8.75% Senior Secured Notes due 2025 (the “Initial Notes”) issued on the date hereof and (ii) Additional Notes (as defined herein) issued from time to time (together with the Initial Notes, the “Notes”).

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

The following terms have the definitions ascribed to them in the New York UCC as in effect from time to time: Accounts; Commercial Tort Claims; Deposit Accounts; Documents; Equipment; General Intangibles; Instruments; Inventory; Letter-of-Credit Rights; Records; Payment intangibles; Securities Accounts; Supporting Obligations.

“ABL Collateral Agent” means the administrative agent and/or collateral agent under any ABL Credit Agreement.

“ABL Credit Agreement” means that certain credit agreement dated August 7, 2014 among the Company, the guarantors party thereto, the ABL Collateral Agent and the other parties thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified or replaced from time to time, and/or any other or additional credit facility or facilities or notes or other Indebtedness designated by the Parent as an ABL Credit Agreement, or part thereof, from time to time.

“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, entered into by Wells Fargo Bank, National Association, as ABL Agent, the Notes Collateral Agent, as First Lien Notes Collateral Agent, and each other Additional Notes Agent from time to time party thereto.

“ABL Loan Documents” means collectively, the ABL Credit Agreement, the ABL Intercreditor Agreement, the Loan Documents (as defined in the ABL Credit Agreement) and the other documents governing other ABL Secured Obligations and the security documents related to the foregoing, in each case as amended, restated, supplemented, waived, renewed or otherwise modified or replaced from time to time.

“ABL Obligations” means Obligations in respect of the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Secured Obligations” means Obligations in respect of the ABL Loan Documents.

“ABL Secured Parties” means the ABL Collateral Agent and the lenders from time to time under the ABL Credit Agreement.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Additional Cash Flow Obligations” means any Indebtedness secured by a Permitted Lien having pari passu lien priority relative to the Indebtedness under the Notes with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the ABL Intercreditor Agreement and shall have executed the Pari Passu Intercreditor Agreement (or a joinder thereto if already in effect).

“Additional Cash Flow Secured Parties” means holders of Additional Cash Flow Obligations and any authorized representative of such holders acting as a collateral agent or trustee.

“Additional Notes” has the meaning set forth in Section 2.01.

“Additional Refinancing Amount” means, in connection with the Incurrence or issuance of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means,

with respect to any Note on any applicable redemption date, as determined by the Parent, the greater of:

(1)    1% of the then outstanding principal amount of the Note; and

(2)    the excess of:

(a)    the present value at such redemption date of (i) the redemption price of the Note, at the Make Whole Calculation Date (such redemption price being set forth in Paragraph 5 of the Note), plus (ii) all required interest payments due on the Note through the Make Whole Calculation Date (excluding accrued but unpaid interest), discounted to the redemption date and computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)    the then outstanding principal amount of the Note.

The Trustee shall have no duty to calculate or verify the accuracy of the calculations of the Applicable Premium.

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/Leaseback Transactions) outside the ordinary course of business of the Parent or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)    the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company, a Guarantor or, except in the case of Specified Cash Flow Priority Collateral, another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)    a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, surplus, uneconomic, negligible or worn out property or equipment in the ordinary course of business (including the abandonment of any intellectual property);

(b)    the disposition of all or substantially all of the assets of the Parent or, except in the case of a Subsidiary Guarantor that owns Specified Cash Flow Priority Collateral, any Subsidiary Guarantor in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c)    except in the case of Specified Cash Flow Priority Collateral, any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d)    any disposition of assets of the Parent or any Restricted Subsidiary or issuance or sale of Equity Interests of the Parent or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by the Parent) of less than $10.0 million; provided that in no event shall any Specified Cash Flow Priority Collateral be disposed pursuant to this clause (d);

(e)    except in the case of Specified Cash Flow Priority Collateral, any disposition of property or assets, or the sale or issuance of securities, by the Parent or a Restricted Subsidiary to the Parent or a Restricted Subsidiary (except that any Specified Cash Flow Priority Collateral may be so transferred to the Parent, the Company or a Subsidiary Guarantor);

(f)    any disposition of the Capital Stock of any joint venture to the extent required by the terms of customary buy-sell type arrangements entered into in connection with the formation of such joint venture;

(g)    except in the case of Specified Cash Flow Priority Collateral, any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Parent and the Restricted Subsidiaries as a whole, as determined in good faith by the Parent;

(h)    foreclosure or any similar action with respect to any property or other asset of the Parent or any of its Restricted Subsidiaries;

(i)    any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k)    any sale of inventory or other assets in the ordinary course of business;

(l)    any grant of any non-exclusive license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business and consistent with past practice;

(m)    except in the case of Specified Cash Flow Priority Collateral, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Parent and the Restricted Subsidiaries as a whole, as determined in good faith by the Parent;

(n)    a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Qualified Securitization Financing;

(o)    except in the case of Specified Cash Flow Priority Collateral, any financing transaction with respect to property built or acquired by the Parent or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Indenture;

(p)    dispositions in connection with Permitted Liens;

(q)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), in each case, following the Issue Date, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(r)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s)    any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t)    any transfer of accounts receivable and related assets in connection with any factoring or similar arrangements entered into by Foreign Subsidiaries on arm’s-length terms;

(u)    dispositions of inventory in connection with store closings consistent with past practices;

(v)    licenses for the conduct of licensed departments in the ordinary course of business; and

(w)    a disposition of any Specified Real Property.

For the avoidance of doubt, none of (w) the issuance or sale of any Permitted Convertible Indebtedness by the Parent, (x) the sale of any Permitted Warrant Transaction by the Parent, (y) the purchase of any Permitted Bond Hedge Transaction nor (z) the performance by the Parent and/or any Subsidiary thereof of Parent’s or such Subsidiary’s obligations under any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction, shall constitute an “Asset Sale”.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” means (a) 95% of the inventory and (b) 90% of the credit card and other customary eligible receivables of, in each case, the Parent and its Subsidiaries, calculated in accordance with GAAP.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock or shares;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a placement to institutional investors. The term “Capital Markets Indebtedness” shall not include any Indebtedness under commercial bank facilities or similar Indebtedness, Capitalized Lease Obligations or recourse transfers of any financial asset or any other type of Indebtedness Incurred or issued in a manner not customarily viewed as a “securities offering.”

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the finance lease liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Parent or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Parent and the Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Parent as finance lease obligations or were subsequently characterized as finance lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Parent and the Restricted Subsidiaries were required to be characterized as finance lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as finance lease obligations, but would not have been required to be treated as finance lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness. Capitalized Lease Obligation shall exclude all operating lease and non-finance lease liabilities that are required to be capitalized and reflected as liabilities in the balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(1)    U.S. dollars, pounds sterling, euros, Canadian dollars, the national currency of any member state in the European Union or such other local currencies held by the Parent or a Restricted Subsidiary from time to time in the ordinary course of business;

(2)    securities issued or directly and fully guaranteed or insured by the U.S. government, Canada, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)    commercial paper issued by a corporation (other than an Affiliate of the Parent) rated at least “A-l” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Canadian province having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)    Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)    Indebtedness issued by Persons with an Investment Grade Rating;

(9)    investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10)    instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Flow Collateral Agent” means the Notes Collateral Agent, or at any time a Pari Passu Intercreditor Agreement is in effect, either the Notes Collateral Agent or any collateral agent for any Additional Cash Flow Secured Parties as provided pursuant to the Pari Passu Intercreditor Agreement.

“Cash Flow Documents” means collectively, this Indenture, the Notes, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any) and the documents governing the Notes and other Additional Cash Flow Obligations and the security documents related to the foregoing.

“Cash Flow Obligations” means the Notes Obligations and any Additional Cash Flow Obligations.

“Cash Flow Priority Collateral” means “Notes Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Cash Flow Secured Parties” means the Notes Secured Parties and any Additional Cash Flow Secured Parties.

“cash management services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary with no material assets other than direct or indirect ownership of the Equity Interests in one or more CFCs or CFC Holdcos.

“Change of Control” means the occurrence of any of the following:

(1)    the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Parent and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13 (d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Parent or its Subsidiaries; or

(2)    the Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13 d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Parent, in each case, other than an acquisition where the holders of the Voting Stock of the Parent as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Parent or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of the Parent as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Parent immediately after such acquisition).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent, other than Excluded Assets.

“Collateral Agent” means the ABL Collateral Agent and/or any Cash Flow Collateral Agent, as applicable.

“Consolidated EBITDA” means with respect to any Person as of any date of determination, an amount equal to Consolidated Net Income of such Person and its Restricted Subsidiaries for the most recently ended for full fiscal quarters for which internal financial statements are available, as determined on a consolidated basis in accordance with GAAP, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense (including impairment of long-term store fixed assets), (iv) non-cash stock-based compensation expense, (v) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (vi) impairment of right-to-use assets, and (vii) other non-recurring cash expenses reducing such Consolidated Net Income in an aggregate amount not to exceed $10.0 million during the most recently ended four full fiscal quarters for which internal financial statements are available (in each case of or by the Parent and its Subsidiaries for such period) minus (b) to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits (to the extent not already deducted in calculating (a)(ii) above) and (ii) all non-cash income or gain increasing Consolidated Net Income for such period (but excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods).

For purposes of calculating Consolidated EBITDA for any period during which one or more material dispositions or any material acquisitions (each, a “Specified Transaction”) occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the property or Person disposed of in a material disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a material acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data calculated in a reasonable manner by a responsible officer of the Company); and

(1)    all income statement items (whether positive or negative) attributable to the property or Person disposed of in a material disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a material acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data calculated in a reasonable manner by a responsible officer of the Company); and

(2)    non-recurring costs, extraordinary expenses, cost savings, synergies and other pro forma adjustments attributable to such Specified Transaction may be included to the extent that such costs, expenses, cost savings, synergies or adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Parent delivered to the Agent, (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Parent and its Restricted Subsidiaries and (iii) such costs, expenses or adjustments are either permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 or represent less than five percent (5%) of Consolidated EBITDA (determined without giving effect to this clause (b) in the aggregate); provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Consolidated Fixed Charges of such Person for such period.

In the event that the Parent or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the Parent or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Parent shall not make such computations on a pro forma basis for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event, that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Charges (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Consolidated Interest Charges” means, with respect to any Person as at any date of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, but excluding any non-cash or deferred interest financing costs, plus (b) the portion of Capitalized Lease Obligations with respect to such period that is treated as interest in accordance with GAAP minus (c) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by such Person and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available, calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person as of any date of determination, the net income of such Person and its Restricted Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP, provided, however, that there shall be excluded therefrom (a) extraordinary gains and extraordinary losses for such period, (b) the income (or loss) of such Person during such period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (c) the income (or loss) of such Person during such period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Parent’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income.

“Consolidated Secured Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available.

In the event that the Parent or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Consolidated Secured Leverage Calculation Date”), then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the Parent or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change to any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Parent shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Consolidated Secured Leverage Calculation Date” has the meaning set forth in the definition of “Consolidated Secured Leverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Parent and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Parent and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Calculation Date” has the meaning set forth in the definition of “Consolidated Total Leverage Ratio.”

“Consolidated Total Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Consolidated Total Indebtedness of such Person and the Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii)

Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available.

In the event that the Parent or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Total Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Total Leverage Ratio is made (the “Consolidated Total Leverage Calculation Date”), then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the Parent or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Total Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Parent shall not make such computations on a pro forma basis for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Total

Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation; or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a credit card issuer or credit card processor to the Company or a Guarantor resulting from charges by a customer of the Company or a Guarantor on credit, debit or charge cards issued by such credit card issuer in connection with the sale of goods by the Company or a Guarantor, or services performed by the Company or a Guarantor, in each case in the ordinary course of its business.

“Corporate Trust Office” means the designated office of the Trustee in the United States of America at which at any time this Indenture shall be administered, or such other address as the Trustee may designate from time to time by notice to the holders and the Company, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the holders and the Company).

“Credit Facility” means one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit including, without limitation, the ABL Credit Agreement, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Credit Facility Documents” means the collective reference to any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1)    50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the first day of the first full fiscal quarter of the Parent commencing following the Issue Date to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2)    100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Parent) of property other than cash, received by the Parent after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur or issue Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xiii) from the issue or sale of Equity Interests of the Parent or any direct or indirect parent entity of the Parent (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Parent or a Restricted Subsidiary), plus

(3)    100% of the aggregate amount of contributions to the capital of the Parent received in cash and the Fair Market Value (as determined in good faith by the Parent) of property other than cash received by the Parent after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur or issue Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xiii)), plus

(4)    100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Parent or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to the Parent or a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Parent (other than Disqualified Stock) or any direct or indirect parent of the Parent (provided, in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)    100% of the aggregate amount received by the Parent or any Restricted Subsidiary after the Issue Date in cash and the Fair Market Value (as determined in good faith by the Parent) of property other than cash received by the Parent or any Restricted Subsidiary from:

(A)    the sale or other disposition (other than to the Parent or a Restricted Subsidiary) of Restricted Investments made by the Parent and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Parent and the Restricted Subsidiaries by any Person (other than the Parent or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 4.04(b)(vii)),

(B)    the sale (other than to the Parent or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)    a distribution or dividend from an Unrestricted Subsidiary, plus

(6)    in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Parent or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Parent) of the Investment of the Parent or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such Investment shall exceed $25.0 million, shall be determined by the Board of Directors of the Parent) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.04(b)(vii) or constituted a Permitted Investment).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Parent) of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Parent or any direct or indirect parent of the Parent (other than Disqualified Stock), that is issued for cash (other than to the Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Parent or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3)    is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Parent or their Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock); provided, that no Permitted Convertible Indebtedness, other debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests (other than Disqualified Stock) (or into or for any combination cash and Equity Interests (other than Disqualified Stock) by reference to the price of such Equity Interests) nor any Permitted Warrant Transactions, in each case, shall constitute Equity Interests of the Company or any of its Subsidiaries prior to settlement, conversion, exchange or exercise thereof.

“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of the Company or of the Parent to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company, as applicable (other than Disqualified Stock), other than:

(1)    public offerings with respect to the Company’s or the Parent’s common stock registered on Form S-4 or Form S-8;

(2)    issuances to any Subsidiary of the Parent; and

(3)    any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means “Excluded Property” as defined in the Security Agreement.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Parent) received by the Parent after the Issue Date from:

(1)    contributions to its common equity capital, and

(2)    the sale (other than to a Subsidiary of the Parent or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate.

“Excluded Subsidiary” means each (i) Unrestricted Subsidiary, (ii) Immaterial Subsidiary, (iii) Domestic Subsidiary that is a Subsidiary of a CFC, (iv) CFC or CFC Holdco, and (v) Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation, in each case from guaranteeing the Notes Obligations and the ABL Secured Obligations or that would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or that would result in an adverse tax consequence to the Parent, the Company or one of their Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) because of providing a guarantee as reasonably determined by the Parent; provided that (x) any Domestic Subsidiary of the Parent that is a Guarantor of the ABL Secured Obligations or (y) any other Subsidiary of the Parent that guarantees the ABL Secured Obligations shall become a Guarantor hereunder.

“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” have the meaning set forth in the ABL Intercreditor Agreement or Pari Passu Intercreditor Agreement, as applicable.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer.

“FATCA Applicable Law” has the meaning set forth in Section 13.21.

“Foreign Collateral” means Collateral that may be granted to the ABL Collateral Agent by Foreign Subsidiaries of a borrower or a guarantor under the ABL Credit Agreement organized under the laws of Canada or any European jurisdiction to secure any portion of the ABL Secured Obligations.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia. For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of a territory of the United States shall constitute a “Foreign Subsidiary”.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee” means any guarantee of the obligations of the Company under this Indenture relating to the Notes and of the Notes by any Guarantor in accordance with the provisions of this Indenture.

“Guarantor” means the Parent and any Subsidiary of the Parent that Guarantees the Notes by executing this Indenture or a supplemental indenture in the form of Exhibit C attached hereto;

provided that upon the release or discharge of such Person from its Guarantee of the Notes in accordance with this Indenture, such Person shall cease to be a Guarantor of the Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means any Subsidiary that does not own Specified Cash Flow Priority Collateral and that (a) did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to this Indenture, have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of the Parent and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date that are not Guarantors as a result of being Immaterial Subsidiaries, did not have assets with a value in excess of 5.0% of Total Assets or revenues representing in excess of 5.0% of total revenues of the Parent and its Subsidiaries on a consolidated basis as of such date.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.

“Indebtedness” means, with respect to any Person, and without duplication:

(1)    the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, or (d) in respect of Capitalized Lease Obligations.

(2)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Parent) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred with respect to store leases in the ordinary course of business consistent with past practice or not otherwise prohibited by this Indenture and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of Qualified Securitization Financing (including all obligations of any Securitization Subsidiary); (5) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (6) obligations in respect of banking product or cash management services; (7) in the case of the Parent and the Restricted Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of the Parent and the Restricted Subsidiaries; (8) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent that such Indebtedness is expressly made non-recourse to such Person; (9) obligations to reimburse or share the costs of any services or third party expenses in accordance with the terms of any intercompany cost sharing agreement or arrangement; (10) obligations under supply chain finance services agreements, including, without limitation, trade payable services and supplier accounts receivable purchases, in each case, in the ordinary course of business and consistent with past practice; (11) unsecured Indebtedness owed to landlords and constituting store lease buyout payments or other related payments related to store closures, in each case, as evidenced by promissory notes or other agreements; and (12) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of the Parent or the Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of the Parent, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Parent or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Parent or the Restricted Subsidiaries Incurred without violation of this Indenture.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial

Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

Notwithstanding the foregoing, the obligations of the Company under any Permitted Warrant Transaction shall not constitute Indebtedness so long as the terms of such Permitted Warrant Transaction provide for “net share settlement” (or substantially equivalent term) as the default “settlement method” (or substantially equivalent term) thereunder. For purposes hereof, the amount of any Permitted Convertible Indebtedness shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction pursuant to U.S. Treasury Regulation § 1.1275-6.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Parent, qualified to perform the task for which it has been engaged.

“Interest Payment Date” has the meaning set forth in Exhibit A.

“Investment Grade Rating” means a corporate credit rating or corporate family rating, as applicable, equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency in the event that either Moody’s and/or S&P has not then rated the Notes.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)    securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Parent and its Subsidiaries,

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold material amounts of cash pending investment and/or distribution, and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investment Policy” means the investment policies for global cash management and the rabbi trust of the Parent as approved by the Parent’s board of directors and as in effect on the Issue Date.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1)    “Investments” shall include the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Parent) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)    its “Investment” in such Subsidiary at the time of such redesignation less

(b)    the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Parent) of the net assets of such Subsidiary at the time of such redesignation; and

(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Parent) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Parent.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any finance lease in the nature thereof); provided that in no event shall an operating lease, non-finance lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means any acquisition, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries, or similar Investment permitted by this Indenture, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing; provided, that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Transaction, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Make Whole Calculation Date” means July 15, 2022.

“Market Capitalization” means, as of any date of determination, an amount equal to (i) the total number of issued and outstanding shares of common stock of the Parent (or any successor of the Parent) or any direct or indirect parent of the Parent on such date of determination multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock for the 30 consecutive trading days immediately preceding such date of determination.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Parent or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable (by the Parent or any Restricted Subsidiary) as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Parent and the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Parent and the Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Associations, Inc. Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Notes” means the Initial Notes and any Additional Notes.

“Notes Collateral Agent” has the meaning set forth in the Preamble to this Indenture.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture and the Guarantees.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the holders of the Notes.

“Obligations” means any principal, interest, fees, expenses (including any interest, fees, expenses and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts are allowed or allowable claims under applicable state, federal or foreign law), penalties, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee, the Notes Collateral Agent and the holders of the Notes. For the avoidance of doubt, any obligation under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction shall not constitute Obligations.

“Offering Memorandum” means the offering memorandum, dated June 18, 2020, relating to the issuance of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of such Person, which meets the requirements set forth in this Indenture.

“Opinion of Counsel” means, with respect to any Person, a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to such Person.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement in the form of Exhibit D hereto to be entered into between the Notes Collateral Agent and the authorized representative(s) of Additional Cash Flow Secured Parties holding any series of Additional Cash Flow Obligations.

“Performance References” has the meaning set forth in the definition of “Derivative Instrument.”

“Permitted Bond Hedge Transaction” means any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to the Parent’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Parent) purchased by the Parent or a Subsidiary thereof in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Parent (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Parent’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Parent; provided that the purchase of any such Permitted Bond Hedge Transaction is made with, and the purchase price thereof less the proceeds received from the Parent from the sale of any substantially concurrently executed Permitted Warrant Transaction, does not exceed, the net proceeds received by the Parent or a Subsidiary thereof in connection with the issuance of any Permitted Convertible Indebtedness; provided, further, that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Parent in good faith).

“Permitted Convertible Indebtedness” means (a) unsecured Indebtedness of the Parent or a Subsidiary thereof that (i) as of the date of issuance thereof contains customary conversion or exchange rights and customary offer to repurchase rights for transactions of such type (in each case, as determined by the Parent in good faith) and (ii) is convertible into or exchangeable for shares of common stock of the Parent (or other securities or property following a merger event, reclassification or other change of the common stock of the Parent), cash or a combination thereof (such amount of cash determined by reference to the price of the Parent common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Parent and (b) any guarantee by the Company or any Guarantor of Indebtedness of the Parent or a Subsidiary thereof described in clause (a); provided that that such Indebtedness is permitted to be Incurred pursuant to Section 4.03.

“Permitted Investments” means:

(1)    any Investment in the Parent or any Restricted Subsidiary;

(2)    any Investment in Cash Equivalents or Investment Grade Securities;

(3)    any Investment by the Parent or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary;

(4)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5)    any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date, (y) as otherwise permitted under this Indenture or (z) as a result of fluctuations in the exchange rate of currencies;

(6)    loans and advances to officers, directors, employees or consultants of the Parent or any of its Restricted Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $10.0 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Parent or any direct or indirect parent of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;

(7)    any Investment acquired by the Parent or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Parent or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Parent or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)    Hedging Obligations permitted under Section 4.03(b)(x);

(9)    any Investment by the Parent or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Parent), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of $75.0 million and 2.5% of Total Assets at the time such Investment is made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)    additional Investments by the Parent or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Parent), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $75.0 million and 2.5% of Total Assets as of the date of such Investment, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)    loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Parent or any direct or indirect parent of the Parent;

(12)    Investments the payment for which consists of Equity Interests of the Parent (other than Disqualified Stock) or any direct or indirect parent of the Parent, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(13)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (iv), (vi), (viii)(B) and (xv) of Section 4.07(b));

(14)    guarantees issued in accordance with Section 4.03 and Section 4.11 including, without limitation, any guarantee or other obligation issued or Incurred under any Credit Facility in connection with any letter of credit issued for the account of the Parent or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(16)    any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(17)    any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Securitization Financing;

(18)    Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Parent or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(20)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or the Restricted Subsidiaries;

(21)    any Investment in any Subsidiary of the Parent or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(22)    any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction; and

(23)    Investments made pursuant to the Investment Policy.

“Permitted Liens” means, with respect to any Person:

(1)    pledges or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment insurance or social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)    Liens for taxes, assessments or other governmental charges not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings;

(4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)    minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances Incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)

(A)    Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to the covenant described under Section 4.03.

(B) (x) Liens securing Indebtedness Incurred or issued pursuant to Section 4.03(b)(i) (and any cash management arrangements, Hedging Obligations and supply chain financing arrangements secured under the documentation governing such Indebtedness); provided that any such Liens on any property of the Company or any Guarantor shall constitute ABL Secured Obligations and be subject to the ABL Intercreditor Agreement, or shall constitute junior Liens and (y) Liens on the Collateral securing Obligations in respect of any other Indebtedness permitted to be Incurred or issued under this Indenture if, as of the date such Indebtedness was Incurred or issued, and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Consolidated Secured Leverage Ratio of the Parent does not exceed 2.00 to 1.00; provided that if such Liens are secured by Cash Flow Priority Collateral, such Liens on the Cash Flow Priority Collateral must be secured on a pari passu basis to the notes and the representative in respect of such obligations must enter into the Pari Passu Intercreditor Agreement (or a joinder thereto); and

(C)    Liens securing Obligations in respect of Indebtedness permitted to be Incurred or issued pursuant to clause (iv), (xiv) (to the extent such guarantees are issued in respect of any Indebtedness permitted to be secured by a Lien pursuant to Section 4.03(b) and this definition) or (xix) of Section 4.03(b); provided that Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (xix) thereof shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries that are not Guarantors;

(7)    Liens existing on the Issue Date (other than Liens in favor of the lenders under the ABL Credit Agreement and Liens securing the Notes Obligations);

(8)    Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Parent or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9)    Liens on assets or property at the time the Parent or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Parent or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Parent or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)    Liens securing Hedging Obligations not Incurred in violation of this Indenture;

(11)    Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Parent or any of the Restricted Subsidiaries;

(13)    Liens arising from UCC financing statement filings regarding operating leases or other obligations not constituting Indebtedness;

(14)    Liens in favor of the Company or any Guarantor;

(15)    Liens on assets of the type specified in the definition of “Securitization Financing” Incurred in connection with a Qualified Securitization Financing;

(16)    pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(17)    Liens on the Equity Interests of Unrestricted Subsidiaries;

(18)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6)(B)(y), (6)(C), (7), (8), (9), (10), (14), (23) and (33) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) described under clauses (6)(B)(y), (6)(C), (7), (8), (9), (10), (14), (23) and (33) at the time the original Lien became a Permitted Lien under this Indenture and, in the case of any Lien on Collateral, shall not have a greater priority level with respect to the Liens securing the Notes Obligations that the Liens securing the Indebtedness so refinanced, refunded, extended, renewed or replaced, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B)(y), the principal amount of any Indebtedness Incurred or issued for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B)(y) and not this clause (18) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B)(y);

(19)    Liens on equipment of the Parent or any Restricted Subsidiary granted in the ordinary course of business to the Parent’s or such Restricted Subsidiary’s client at which such equipment is located;

(20)    judgment and attachment Liens not giving rise to an Event of Default and notices of dependents and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(22)    Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(23)    other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens Incurred under this clause (23) that are at that time outstanding, exceed the greater of $75.0 million and 2.5% of Total Assets, minus the principal amount of the Notes issued on the Issue Date; provided that if such Liens are secured by Cash Flow Priority Collateral, such Liens on the Cash Flow Priority Collateral must be secured on a pari passu basis to the Notes and the representative in respect of such obligations must enter into a joinder to the Pari Passu Intercreditor ;

(24)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(25)    any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(26)    Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(27)    Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(28)    Liens disclosed by the title insurance policies delivered pursuant to this Indenture and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Indenture;

(29)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent or any Restricted Subsidiary in the ordinary course of business;

(30)    in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(31)    agreements to subordinate any interest of the Parent or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by the Parent or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(32)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(33)    Liens on the Collateral securing the Notes issued on the Issue Date and the related Guarantees;

(34)    Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(35)    Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods;

(36)    Liens on assets of Restricted Subsidiaries that are not Guarantors organized under the laws of foreign jurisdictions arising by operation of law (or created as a matter of mandatory law) or pursuant to customary business practice and that do not materially affect the value of such assets;

(37)    Liens on cash, Cash Equivalents, deposits and similar items customary to an applicable jurisdiction of a Restricted Subsidiary that is not a Guarantor and incurred in connection with foreign bank guarantees permitted pursuant to Section 4.03(b)(xviii); and

(38)    posted margin to the extent required by applicable governmental regulations or clearinghouse requirements to be used to secure Hedging Obligations.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Parent’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Parent) sold by the Parent substantially concurrently with any purchase by the Parent of a Permitted Bond Hedge Transaction and settled in common stock of the Parent (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Parent’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Parent; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Parent in good faith).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Securitization Financing” means any Securitization Financing that meets the following conditions:

(1)    the Parent shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent, as the case may be;

(2)    all sales of Securitization Assets and related assets by the Parent or the applicable Subsidiary (other than a Securitization Subsidiary) either to the applicable Securitization Subsidiary or directly to the applicable third-party financing providers (as the case may be) are made at Fair Market Value (as determined in good faith by the Parent); and

(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Parent) and may include Standard Securitization Undertakings.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Parent’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-l(c)(2)(vi)(F) under the Exchange Act selected by the Parent or any direct or indirect parent of the Parent as a replacement agency for Moody’s or S&P, as the case may be.

“Record Date” has the meaning specified in Exhibit A.

“Refinancing Indebtedness” has the meaning set forth in Section 4.03(b)(xv).

“Responsible Officer” means:

(1)    any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)    who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Parent, including the Company, other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or such Restricted Subsidiary transfers such property to a Person, the Parent or such Restricted Subsidiary leases it from such Person, other than leases between any of the Parent and a Restricted Subsidiary or between Restricted Subsidiaries.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened

Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Parent or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Parent or any Restricted Subsidiary or in which the Parent or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located so long as the foregoing do not constitute Specified Cash Flow Priority Collateral: (1) receivables, payment obligations, installment contracts, and similar rights, whether currently existing or arising or estimated to arise in the future, and whether in the form of accounts, chattel paper, general intangibles, instruments or otherwise (including any drafts, bills of exchange or similar notes and instruments), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, including, without limitation, licensing fees, lease payments and similar revenue streams, (3) revenues related to distribution and merchandising of the products of the Parent and its Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets, (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof and (6) any other assets and property to the extent customarily included in securitization transactions or factoring transactions of the relevant type in the applicable jurisdictions (as determined by the Parent in good faith).

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or any of its Subsidiaries may sell, assign, convey or otherwise transfer to any other Person, or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Parent or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily sold, assigned, conveyed, or transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving Securitization Assets and any Hedging Obligations entered into by the Parent or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, dilution, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing with the Parent or any of its Subsidiaries in which the Parent or any of its Subsidiaries makes an Investment and to which the Parent or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Parent and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Parent (as provided below) as a Securitization Subsidiary and:

(a)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Parent or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)    with which neither the Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Parent reasonably believes to be no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent (other than pursuant to Standard Securitization Undertakings); and

(c)    to which neither the Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

“Security Agreement” means the security agreement to be dated as of the Issue Date among the Notes Collateral Agent, the Company and the Guarantors.

“Security Documents” means the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any), each joinder or amendment thereto, and all security agreements (including the Security Agreement), pledge agreements, control agreements, collateral assignments, mortgages (including the Mortgages), deeds of trust, security deeds, deeds to secure debt, hypothecs, collateral agency agreements, debentures or other instruments, pledges, grants or transfers for security or agreements related thereto executed and delivered by the Company or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Notes Collateral Agent on behalf of the Trustee and the holders of the Notes to secure the Notes and the Guarantees, in each case, as amended, modified, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and this Indenture, subject to the terms of the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement (if any).

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” means any business (x) the majority of whose revenues are derived from business or activities conducted by the Parent and its Subsidiaries on the Issue Date and (y) that is a natural outgrowth or reasonable extension, development, expansion of any business or activities conducted by the Parent and its Subsidiaries on the Issue Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Specified Cash Flow Priority Collateral” means (x) the real properties owned by the Parent or its Subsidiaries on the Closing Date that are Collateral securing the Notes, (y) any other real property that is purchased with the Net Proceeds of an Asset Sale of Specified Cash Flow Priority Collateral pursuant to Section 4.06 and (z) material intellectual property owned by the Company or a Guarantor other than foreign intellectual property. Notwithstanding anything else set forth in this Indenture or the Security Documents, no Specified Cash Flow Priority Collateral shall be deemed to be Excluded Assets at any time.

“Specified Real Property” means real property owned by the Parent or its Subsidiaries with tax parcel numbers 222-001951, 222-004334, 222-004472, 222-004739, 222-004740 and 222-004966 in Franklin County, Ohio.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent or any of their Subsidiaries which the Parent has determined in good faith to be customary in a Securitization Financing including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking. “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of the Parent.

“Suspension Period” means the period of time between a Covenant Suspension Event and the related Reversion Date.

“Total Assets” shall mean the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent delivered pursuant to Section 4.02.

“Transactions” means the issuance and sale of the Notes pursuant to the Offering Memorandum, the entering into of the ABL Credit Agreement and the transactions related and pursuant thereto.

“Treasury Rate” means, the weekly average for each Business Day during the most recent week that has ended at least two business days prior to the applicable redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H. 15 (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the Make Whole Calculation Date; provided, however, that if the period from such redemption date to the Make Whole Calculation Date, as applicable, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in the Preamble to this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code of any applicable jurisdiction.

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of the Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(2)    any Subsidiary of an Unrestricted Subsidiary.

The Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary of the Parent) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries (x) owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of the Parent or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated or (y) such Subsidiary owns any Specified Cash Flow Priority Collateral, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any of the Restricted Subsidiaries unless otherwise permitted under Section 4.04; provided, further, however, that either (a) the Subsidiary to be so designated has total consolidated assets of $100,000 or less or (b) if such Subsidiary has consolidated assets greater than $100,000, then such designation would be permitted under Section 4.04.

The Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)    (1) the Parent could Incur $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.03(a) or (2) the Consolidated Fixed Charge Coverage Ratio of the Parent would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)    no Event of Default shall have occurred and be continuing.

Any such designation by the Parent shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Parent or any committee thereof, giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02    Other Definitions.

Term	Section
	$1.03	(j)
Affiliate Transaction	4.07	(a)
Agent Members	Appendix A
Asset Sale Offer	4.06	(b)
Authentication Order	2.03
Change of Control Offer	4.08	(b)
Company	Preamble
covenant defeasance option	8.01	(b)
Covenant Suspension Event	4.16
Custodian	6.01
Default Direction	7.05

Term	Section
Definitive Note	Appendix A
Depository	Appendix A
Directing Holder	7.05
euro	1.03	(j)
Event of Default	6.01
Excess Proceeds	4.06	(b)
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	12.01	(a)
IAI	Appendix A
Increased Amount	4.12	(c)
Initial Notes	Preamble
legal defeasance option	8.01	(b)
Noteholder Direction	7.05
Notes	Preamble
Notes Custodian	Appendix A
Notice of Default	6.01
Offer Period	4.06	(d)
Paying Agent	2.04	(a)
Permitted Jurisdictions	5.01	(a)
Position Representation	7.05
protected purchaser	2.08
QIB	Appendix A
Refinancing Indebtedness	4.03	(b)(xv)
Refunding Capital Stock	4.04	(b)(ii)
Registrar	2.04	(a)
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Regulation S Permanent Global Note	Appendix A
Regulation S Temporary Global Note	Appendix A
Restricted Notes Legend	Appendix A
Restricted Payments	4.04	(a)
Restricted Period	Appendix A
Retired Capital Stock	4.04	(b)(ii)
Reversion Date	4.16
Rule 144A	Appendix A

Term	Section
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Rule 501	Appendix A
Second Commitment	4.06	(b)
Successor Company	5.01	(a)(i)
Successor Guarantor	5.01	(b)(i)
Suspended Covenants	4.16
Transaction Election	4.17
Transaction Test Date	4.17
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A
Transfer Restricted Notes	Appendix A
U.S. dollars	1.03	(3)
U.S.A Patriot Act	13.19
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A
Verification Covenant	7.05

Section 1.03    Rules of Construction. Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    “including” means including without limitation;

(e)    words in the singular include the plural and words in the plural include the singular;

(f)    unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g)    the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h)    the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i)    unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;

(j)    “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts. “€” and “euro” each refer to the single currency of participating member states of the European Union that at the time of payment is legal tender for payment of public and private debts; and

(k)    All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

ARTICLE II.

THE NOTES

Section 2.01    Amount of Notes. The aggregate principal amount of Initial Notes which may be authenticated and delivered under this Indenture on the Issue Date is $350,000,000.

The Company may from time to time after the Issue Date issue additional Notes under this Indenture in an unlimited principal amount (collectively, “Additional Notes”), so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the provisions set forth below. With respect to any Additional Notes issued after the Issue Date, there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Company and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)    the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2)    the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3)    if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto, as applicable, and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.

The Initial Notes and any Additional Notes may, at the Company’s option, be treated as a single class of securities for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and/or ISIN, if applicable.

Section 2.02    Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the related Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Notes) and the related Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof, provided that the Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by the Depository in denominations of less than $2,000.

Section 2.03    Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (an “Authentication Order”) (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $350,000,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein.

Such Authentication Order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof,.

One Officer shall sign the Notes for the Company by manual or PDF signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent as described immediately below) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by the Trustee, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04    Registrar and Paying Agent.

(a)    The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Company initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes representing the Notes.

(b)    The Company may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its wholly owned domestically organized Subsidiaries may act as Paying Agent or Registrar.

(c)    The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

Section 2.05    Paying Agent to Hold Money in Trust. Prior to 10:00 a.m., New York City time, on each due date of the principal of and interest on the Notes, the Company shall deposit with each Paying Agent (or if the Company or any of its wholly owned domestically organized Subsidiaries is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment. If the Company or any of its wholly owned domestically organized Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

Section 2.07    Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements (including, among other things, the furnishing of appropriate endorsements and transfer documents) therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) for a period of 15 days before the sending of a notice of redemption of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depository.

Section 2.08    Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee, upon receipt of an Authentication Order, Officer’s Certificate and Opinion of Counsel, shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Company and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Company and the Trustee. Such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and the Company, with respect to the Company, to protect the Company, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Company and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09    Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those paid pursuant to Section 2.08, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, interest, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10    Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Company may not issue new Notes to replace Notes that have been redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.11    Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each affected holder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.12    CUSIP Numbers, ISINs, Etc. The Company in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee shall use any such CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly advise the Trustee in writing of any change in any such CUSIP numbers, ISINs and “Common Code” numbers.

Section 2.13    Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, and Section 13.06 of this Indenture. Any calculation of the Applicable Premium made pursuant to this Section 2.13 shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE III.

REDEMPTION

Section 3.01    Redemption. The Notes may be redeemed, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A, hereto, as applicable, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Section 3.02    Applicability of Article. Redemption of Notes at the election of the Company or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.

Section 3.03    Notices to Trustee. If the Company elects to redeem the Notes pursuant to the optional redemption provisions of Paragraph 5 of the applicable Note, the Company shall notify the Trustee in an Officer’s Certificate of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, and (iv) the redemption price. The Company shall give notice provided for in this paragraph to the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) but not more than 60 days before a redemption date if the redemption is a redemption pursuant to Paragraph 5 of the Note. The Company may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Company’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 3.05. Any such notice may be canceled if written notice from the Company of such cancellation is actually received by the Trustee on the Business Day immediately prior to notice of such redemption being mailed to any holder or otherwise delivered in accordance with the applicable procedures of the Depository and shall thereby be void and of no effect. The Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 3.04.

Section 3.04    Selection of Notes to Be Redeemed. In the case of any partial redemption of the Notes, selection of the Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of the Depository); provided that no Notes of $2,000 or less shall be redeemed in part. The Notes to be selected shall be selected from outstanding Notes not previously called for redemption. Notes and portions of them that are selected for redemption shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

Section 3.05    Notice of Optional Redemption.

(a)    At least 15 but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Note, the Company shall mail or cause to be mailed by first-class mail, or delivered electronically if held by DTC, a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII.

Any such notice shall identify the Notes to be redeemed and shall state:

(i)    the redemption date;

(ii)    the redemption price and the amount of accrued interest, if any, to, but excluding, the redemption date;

(iii)    the name and address of the applicable Paying Agent;

(iv)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any;

(v)    if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi)    that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii)    the CUSIP number, ISIN and/or “Common Code”, if any, printed on the Notes being redeemed; and

(viii)    that no representation is made as to the correctness or accuracy of the CUSIP number, ISIN and/or “Common Code”, if any, listed in such notice or printed on the Notes.

(b)    [reserved]

(c)    At the Company’s request in an Officer’s Certificate, the Trustee shall deliver the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall notify the Trustee of such request at least five (5) days (or such shorter period as is acceptable to the Trustee) prior to the date such notice is to be provided to holders. Such notice may not be canceled once delivered to holders of Notes.

Section 3.06    Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05(a), Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest to, but not including, the Interest Payment Date, shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

Section 3.07    Deposit of Redemption Price. With respect to any Notes, prior to 11:00 a.m., New York City time, on the redemption date with respect to the Notes, the Company shall deposit with the Paying Agent (or, if the Company or any of their wholly owned domestically organized Subsidiaries is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the redemption price of, plus accrued and unpaid interest, if any, on, the Notes or portions thereof to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

Section 3.08    Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. Upon surrender and cancellation of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled.

ARTICLE IV.

COVENANTS

Section 4.01    Payment of Notes. The Company shall promptly pay the principal of and interest, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 11:00 a.m., New York City time with respect to the Notes, money sufficient to pay all principal and interest, if any, then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

Section 4.02    Reports and Other Information.

(a)    Notwithstanding that the Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Parent will file with the SEC (and upon written request provide the Trustee and holders with copies thereof, without cost to each holder, within 5 days after receipt of such request):

(i)    within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(ii)    within the time period specified in the SEC’s rules and regulations for non-accelerated filers (except for any delay permitted by Rule 13 a-13(a) promulgated under the Exchange Act), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(iii)    promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), except to the extent permitted to be excluded by the SEC; and

(iv)    subject to the foregoing, any other information, documents and other reports which the Parent would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Parent shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Parent will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case, within the time the Parent would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act as provided above; provided, further, that such reports will not be required to contain the separate financial information for the Parent, the Company or Subsidiary Guarantors contemplated by Rule 3-10, Rule 13-01, Rule 13-02 or Rule 3-16 under Regulation S-X promulgated by the SEC (or any successor provision). In addition to providing such information to the Trustee, the Parent shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts the information required to be provided pursuant to the foregoing clauses (i), (ii) and (iii), by posting such information to its website or on IntraLinks or any comparable online data system or website, it being understood that the Trustee shall have no responsibility to determine if such information has been posted on any website.

If the Parent has designated any Subsidiary as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Parent, then the annual and quarterly information required by clauses (i) and (ii) of this Section 4.02(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Parent and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(b)    In the event that:

(i)    the rules and regulations of the SEC permit the Parent and any direct or indirect parent of the Parent to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Parent, or

(ii)    any direct or indirect parent of the Parent is or becomes a Guarantor of the Notes, consolidating reporting at such parent entity’s level in a manner consistent with that described in this Section 4.02 for the Parent will satisfy this Section 4.02, and the Parent is permitted to satisfy its obligations in this Section 4.02 with respect to financial information relating to the Parent by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Parent and its Subsidiaries, on the one hand, and the information relating to the Parent and its Subsidiaries on a standalone basis, on the other hand.

(c)    In addition, the Parent will make such information available to prospective investors upon request. In addition, the Parent shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)    [Reserved].

(e)    Notwithstanding the foregoing, the Parent will be deemed to have furnished the reports referred to in this Section 4.02 to the Trustee and the holders if the Parent has filed such reports with the SEC via the EDGAR filing system (or any successor thereto) and such reports are publicly available, it being understood that the Trustee shall have no responsibility to determine if such information has been posted on any website.

(f)    Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.02 is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Parent’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on the Officer’s Certificates).

Section 4.03    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    (i) the Parent shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Parent will not permit any of the Restricted Subsidiaries (other than the Company or any Guarantor) to issue any shares of Preferred Stock; provided, however, that, the Company and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Consolidated Fixed Charge Coverage Ratio of the Parent for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)    The limitations set forth in Section 4.03(a) shall not apply to:

(i)    the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness under the ABL Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed an amount equal to the greater of $500.0 million and the Borrowing Base;

(ii)    the Incurrence represented by the Notes issued on the Issue Date and the Guarantees;

(iii)    Indebtedness, Preferred Stock and Disqualified Stock existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b));

(iv)    Indebtedness (including Capitalized Lease Obligations) Incurred by the Parent or any Restricted Subsidiary, Disqualified Stock issued by the Parent or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred or issued pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred or issued pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $65.0 million and 2.0% of Total Assets as of the date such Indebtedness is Incurred or issued (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(v)    Indebtedness Incurred by the Parent or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi)    Indebtedness arising from agreements of the Parent or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii)    Indebtedness of the Parent to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Parent and their Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii)    shares of Preferred Stock of a Restricted Subsidiary issued to the Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix)    Indebtedness of a Restricted Subsidiary to the Parent or another Restricted Subsidiary; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor or the Company (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Parent and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Parent, the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x)    Hedging Obligations that are not Incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi)    obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by the Parent or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii)    Indebtedness or Disqualified Stock of the Parent or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred or issued pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof Incurred or issued pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $75.0 million and 2.5% of Total Assets as of the date such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xii) shall cease to be deemed Incurred or issued or outstanding for purposes of this clause (xii) but shall be deemed Incurred or issued for purposes of the first paragraph of this covenant from and after the first date on which the Parent, or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness under the first paragraph of this covenant without reliance upon this clause (xii);

(xiii)    Indebtedness or Disqualified Stock of the Parent or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof Incurred or issued pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by the Parent and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Parent or any direct or indirect parent entity of the Parent (which proceeds are contributed to the Parent or a Restricted Subsidiary) or cash contributed to the capital of the Parent (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Parent or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred or issued pursuant to this clause (xiii) shall cease to be deemed Incurred or issued or outstanding for purposes of this clause (xiii) but shall be deemed Incurred or issued for the purposes of Section 4.03(a) from and after the first date on which the Parent or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness under Section 4.03(a) without reliance upon this clause (xiii));

(xiv)    any guarantee by the Parent or any Restricted Subsidiary of Indebtedness or other obligations of the Parent or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Parent or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee, as applicable, and (B) if such guarantee is of Indebtedness of the Parent, such guarantee is Incurred in accordance with, or not in contravention of Section 4.11 solely to the extent Section 4.11 is applicable;

(xv)    the Incurrence by the Parent or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx) and (xxiv) of this Section 4.03(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred or issued on the date of initial Incurrence or issuance and was deemed Incurred or issued at such time for the purposes of this Section 4.03) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 4.03(a) or clauses (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx) and (xxiv) of this Section 4.03(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred or issued which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness or Indebtedness of non-Guarantors);

(2)    to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(3)    shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Parent, the Company or a Subsidiary Guarantor, or (y) Indebtedness of the Parent, the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi)    Indebtedness, Disqualified Stock or Preferred Stock of (A) the Parent or any Guarantor Incurred or issued to finance an acquisition or (B) Persons that are acquired by the Parent or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into the Parent or any Restricted Subsidiary in accordance with the terms of this Indenture (so long as such Indebtedness or issuance of Disqualified Stock or Preferred Stock is not Incurred or issued in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)    the Parent would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2)    the Consolidated Fixed Charge Coverage Ratio of the Parent would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

(xvii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xviii)    Indebtedness of the Parent or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to clause (i) of this Section 4.03(b), in a principal amount not in excess of the stated amount of such letter of credit or, in the case of Restricted Subsidiaries that are not Guarantors, in connection with foreign bank guarantees in a principal amount not exceeding $50.0 million at any time outstanding;

(xix)    Indebtedness and issuance of Disqualified Stock and Preferred Stock of Restricted Subsidiaries of the Parent that are not Guarantors not to exceed at any one time outstanding (together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred or issued in respect thereof pursuant to clause (xv) above) the greater of $100.0 million and 3.0% of Total Assets of the date on which such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xx)    Indebtedness of the Parent or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxi)    Indebtedness consisting of Indebtedness of the Parent or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent or any direct or indirect parent of the Parent to the extent described in Section 4.04(b)(iv);

(xxii)    Indebtedness in respect of Obligations of the Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations; and

(xxiii)    Indebtedness of the Parent that is equity-linked and not guaranteed by any Subsidiary of the Parent in an amount not to exceed $150.0 million at any time outstanding.

(c)    For purposes of determining compliance with this Section 4.03:

(1)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xxiii) of Section 4.03(b) above or is entitled to be Incurred or issued pursuant to Section 4.03(a), then the Parent may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred or issued at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03, provided that Indebtedness outstanding under the ABL Credit Agreement shall be Incurred under clause (i) of Section 4.03(b) and may not be reclassified; and

(2)    at the time of Incurrence, division, classification or reclassification, the Parent will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the categories of Indebtedness described in Section 4.03(a) or clauses (i) through (xxiii) of Section 4.03(b) (or any portion thereof) without giving pro forma effect to the Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued, divided, classified or reclassified pursuant to any other clause or paragraph of Section 4.03 (or any portion thereof) when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock that may be Incurred or issued, divided, classified or reclassified pursuant to any such clause or paragraph (or any portion thereof) at such time, other than with respect to any Incurrence, division, classification or reclassification in reliance on the Consolidated Fixed Charge Coverage Ratio, Total Leverage Ratio or Consolidated Secured Leverage Ratio (or any similar ratio or calculation) (the “Ratio Amount”) under one or more clauses of this Section 4.03, in which case any Ratio Amount shall be determined after giving pro forma effect to the Incurrence or issuance, division, classification or reclassification of such Indebtedness, Disqualified Stock or Preferred Stock under all applicable clauses of this Section 4.03 in reliance on the same Ratio Amount.

Accrual of interest or dividends, the accretion of accreted value, the payment of interest, premium, fees, expenses or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence or issuance of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred or issued, in the case of term debt, or first committed or first Incurred or issued (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred or issued to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced plus any Additional Refinancing Amount.

Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Parent and the Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred or issued to refinance other Indebtedness, if Incurred or issued in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

Section 4.04    Limitation on Restricted Payments.

(a)    The Parent shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any distribution on account of any of the Parent’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Parent (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Parent; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)    purchase or otherwise acquire or retire for value any Equity Interests of the Parent or any direct or indirect parent of the Parent;

(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Parent, the Company or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or

(iv)    make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, such Restricted Payment is made on or after the Issue Date and at the time of such Restricted Payment:

(1)    no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)    immediately after giving effect to such transaction on a pro forma basis, the Parent could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (vi)(C), (viii), (xiii) and, solely to the extent provided therein, (xviii) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.

(b)    The provisions of Section 4.04(a) shall not prohibit:

(i)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Indenture;

(ii)    (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Parent, the Company, any direct or indirect parent of the Parent or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Parent or any direct or indirect parent of the Parent or contributions to the equity capital of the Parent (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Parent) (collectively, including any such contributions, “Refunding Capital Stock”);

(B)    the declaration and payment of dividends on Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of Refunding Capital Stock; and

(C)    if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 4.04(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Parent) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii)    the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Parent, the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new

Indebtedness of the Parent, the Company or a Subsidiary Guarantor, which is Incurred or issued in accordance with Section 4.03 so long as:

(A)    the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses Incurred in connection therewith);

(B)    such Indebtedness is subordinated to the Notes or the related Guarantee of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(C)    such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding; and

(D)    such Indebtedness has a Weighted Average Life to Maturity at the time Incurred or issued which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(iv)    a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Parent or any direct or indirect parent of the Parent held by any future, present or former employee, director, officer or consultant of the Parent or any Subsidiary of the Parent or any direct or indirect parent of the Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $15.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)    the cash proceeds received by the Parent or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent of the Parent (to the extent contributed to the Parent) to employees, directors, officers or consultants of the Parent and the Restricted Subsidiaries or any direct or indirect parent of the Parent that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 4.04 (a)(iii)), plus

(B)    the cash proceeds of key man life insurance policies received by the Parent or any direct or indirect parent of the Parent (to the extent contributed to the Parent) or the Restricted Subsidiaries after the Issue Date;

provided that the Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Parent, any Restricted Subsidiary or the direct or indirect parents of the Parent in connection with a repurchase of Equity Interests of the Parent or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;

(v)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary issued or Incurred in accordance with Section 4.03;

(vi)    (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(B)    a Restricted Payment to any direct or indirect parent of the Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Parent issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by the Parent from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(C)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.04(b)(ii); provided, however, in the case of each of clauses (A) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Parent would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii)    Investments in joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Parent), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the sum of (a) the greater of $75.0 million and 2.5% of Total Assets as of the date of such Investment and (b) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not the Parent or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Parent or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (vii) for so long as such Person continues to be the Parent or a Restricted Subsidiary; provided, further, that such Investments pursuant to this clause (vii) will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(viii)    Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(ix)    From and after the one year anniversary of the Issue Date, other Restricted Payments that, when taken together with all other Restricted Payments made pursuant to this clause (ix) that are at that time outstanding, not to exceed $75.0 million; provided that up to $25.0 million in aggregate amount of Restricted Payments may be made in reliance on this clause (ix) on or after the Issue Date;

(x)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (except to the extent the assets of such Unrestricted Subsidiary are primarily cash or Cash Equivalents);

(xi)    [Reserved];

(xii)    any Restricted Payment, if applicable:

(A)    [Reserved];

(B)    in amounts required for any direct or indirect parent of the Parent, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Parent or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Parent Incurred or issued in accordance with Section 4.03; and

(C)    in amounts required for any direct or indirect parent of the Parent to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful);

(xiii)    repurchases of Equity Interests deemed to occur upon exercise of equity or equity-based awards or warrants if such Equity Interests represent a portion of the exercise price of such equity or equity-based awards;

(xiv)    purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing and the payment or distribution of Securitization Fees;

(xv)    Restricted Payments by the Parent or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvi)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described in Section 4.06 and Section 4.08; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xvii)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Parent and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Parent shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(xviii)    other Restricted Payments; provided that the Consolidated Total Net Leverage Ratio of the Parent for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, is less than 2.75 to 1.00; provided, further, that any Restricted Payments made in reliance on this clause (xviii) shall reduce the Cumulative Credit in an amount equal to the amount of such Restricted Payment but such reduction shall not reduce the Cumulative Credit below zero;

(xix)    on and after the date that is one year after the Issue Date, the payment of dividends on the Parent’s common stock (or the payment of dividends to any direct or indirect parent of the Parent to fund the payment by any direct or indirect parent of the Parent of dividends on such entity’s common stock) of up to 6.0% per annum of the Market Capitalization; and

(xx)    the conversion or exchange of any Permitted Convertible Indebtedness in accordance with its terms into or for shares of Equity Interests (other than Disqualified Stock) of the Parent and the making of a payment of cash in lieu of fractional shares of the Parent’s Equity Interests (other than Disqualified Stock) deliverable upon any such conversion or exchange or (ii) the delivery of cash in connection with any conversion or exchange of any Permitted Convertible Indebtedness in an aggregate amount since the date of this Indenture governing such Permitted Convertible Indebtedness not to exceed the sum of (x) the principal amount of such Permitted Convertible Indebtedness, as applicable, and (y) the amount of any payments required to be made to the Parent or any of its Subsidiaries upon the exercise, settlement, termination or unwind of any related Permitted Bond Hedge Transaction substantially concurrently with, or a commercially reasonable period of time before or after, the settlement date for the exchange or conversion of such relevant Permitted Convertible Indebtedness;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (ix), (x), (xii)(B), (xviii), (xix) and (xx) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Parent) of such property.

(c)    As of the Issue Date, all of the Subsidiaries of the Parent will be Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d)    For purposes of this Section 4.04, any Restricted Payment made prior to the Issue Date shall be deemed to be a Restricted Payment to the extent such payment would have been and would continue to have been a Restricted Payment on the Issue Date had this Indenture been in effect at the time of such Restricted Payment (and, to the extent that any such Restricted Payment was permitted by clauses (i) through (xx) of Section 4.04(b), such Restricted Payment may be deemed by the Parent to have been made pursuant to any such clause in the Parent’s discretion).

(e)    For purposes of determining whether the payment of the premium for any Permitted Bond Hedge Transaction is permitted pursuant to clauses (ix) and (xviii), the amount of the Restricted Payment in respect of the payment of such premium shall be deemed to be the premium for such Permitted Bond Hedge Transaction, minus, if applicable, the premium paid to the Parent in connection with any related Permitted Warrant Transaction entered into substantially concurrently with the Company entering into such Permitted Bond Hedge Transaction.

(f)    For the avoidance of doubt, the payment of interest or other amounts on (and including the settlement of any conversions of) any Permitted Convertible Indebtedness shall not constituted a Restricted Payment.

(g)    Notwithstanding anything else set forth in this Section 4.04 or in the definition of Permitted Investments, no Restricted Payment or Investment (other than an Investment in the Parent, the Company or a Subsidiary Guarantor) of Specified Cash Flow Priority Collateral owned by the Parent, the Company or a Guarantor will be permitted under this Indenture.

Section 4.05    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)    pay dividends or make any other distributions to the Parent or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or

(b)    make loans or advances to the Parent or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)    (i) contractual encumbrances or restrictions in effect on the Issue Date and (ii) contractual encumbrances or restrictions pursuant to the ABL Credit Agreement and the other ABL Credit Facility Documents and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(2)    this Indenture, the Notes, the Guarantees, the Security Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any);

(3)    applicable law or any applicable rule, regulation or order;

(4)    any agreement or other instrument of a Person acquired by the Parent or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)    contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)    Secured Indebtedness otherwise permitted to be Incurred or issued pursuant to Section 4.03 and Section 4.12 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)    purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)    customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)    any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;

(12)    any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary;

(13)    other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Parent or any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s or any Guarantor’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Parent), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 4.03;

(14)    any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment; or

(15)    any encumbrances or restrictions of the type referred to in Section 4.05(a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Parent or a Restricted Subsidiary to other Indebtedness Incurred or issued by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.06    Asset Sales.

(a)    The Parent shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Parent or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Parent) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i)    any liabilities (as shown on the Parent’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Parent or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii)    any notes or other obligations or other securities or assets received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii)    Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(iv)    consideration consisting of Indebtedness of the Parent (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Parent or any Restricted Subsidiary, and

(v)    except in the case of an Asset Sale of Specified Cash Flow Priority Collateral, any Designated Non-cash Consideration received by the Parent or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Parent), taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.06(a)(v) that is at that time outstanding, not to exceed the greater of $35.0 million and 1.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b)    Within 365 days after the Parent’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Parent or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i)    to repay (i) to the extent such Net Proceeds constitute proceeds from the sale of ABL Priority Collateral, obligations under the ABL Credit Agreement, (ii) to the extent such Net Proceeds constitute proceeds from the sale of Cash Flow Priority Collateral, Obligations under the Notes or under Additional Cash Flow Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto), (iii) to the extent such Net Proceeds are from other assets, either (x) Additional Cash Flow Obligations or (y) Obligations under the Notes on a pro rata basis; provided that if the Parent, the Company or any Subsidiary Guarantor shall so reduce Obligations under clauses (iii)(x), the Parent or the Company will equally and ratably reduce Cash Flow Obligations with respect to the Notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof (or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, the pro rata principal amount of the Notes), in each case other than Indebtedness owed to the Parent or an Affiliate of the Parent or (iv) to the extent such Net Proceeds are not from an Asset Sale of Collateral, Indebtedness of a Restricted Subsidiary that is not a Guarantor; or

(ii)    to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale or to reimburse the cost of any of the foregoing Incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed; provided that assets purchased with the Net Proceeds from an Asset Sale of Specified Cash Flow Priority Collateral must constitute Specified Cash Flow Priority Collateral and the Fair Market Value of such purchased assets shall be greater than or equal to Net Proceeds from such Asset Sale of Specified Cash Flow Priority Collateral.

In the case of Section 4.06(b)(ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless the Parent or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that the Parent or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

Subject to the preceding paragraph, pending the final application of any such Net Proceeds, the Parent or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase the Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company shall make an offer to all holders of the Notes (and, at the option of the Company, to holders of any other Additional Cash Flow Obligations) (an “Asset Sale Offer”) to purchase the maximum principal amount of the Notes (and such other Additional Cash Flow Obligations), that is at least $2,000 and an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds, on a pro rata basis with respect to the Notes, at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Notes or other Additional Cash Flow Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest(or, in respect of such other Additional Cash Flow Obligations, such lesser price, if any, as may be provided for by the terms of such other Additional Cash Flow Obligations), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $50.0 million by mailing, or delivering electronically if held by DTC, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such other Additional Cash Flow Obligations) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of the Notes (and such other Additional Cash Flow Obligations) surrendered by holders thereof exceeds the amount of Excess Proceeds, the amount of Notes in respect of which an Asset Sale Offer as made shall be designated by the Company to the Trustee, and the Trustee, upon receipt of notice from the Company of the aggregate principal amount to be selected, shall select the Notes to be purchased in the manner described in Section 4.06(e). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c)    The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d)    Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On such date, the Company shall also irrevocably deposit with the Trustee or the Paying Agent (or, if the Company or a Subsidiary is acting as the Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds which may be invested in Cash Equivalents, as directed in writing by the Company and available to the Trustee and to be held for payment in accordance with the provisions of this Section 4.06. The Trustee shall have the right to open an account for purposes of receiving such Excess Proceeds. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Company to the Trustee are greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(e)    Holders electing to have a Note purchased shall be required to surrender such Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee, the Paying Agent and the Company receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased and otherwise in accordance with the applicable procedures of DTC. If at the end of the Offer Period more Notes (and such other Additional Cash Flow Obligations) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of the amount of Notes in respect of which an Asset Sale Offer was made shall be designated by the Company to the Trustee, and the selection of Notes for purchase shall be made by the Trustee on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC); provided that no Notes will be selected and purchased in an unauthorized denomination.

(f)    Notices of an Asset Sale Offer shall be mailed by the Company by first class mail, postage prepaid, or delivered electronically if held at DTC, at least 15 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address (with a copy to the Trustee). If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(g)    For the purposes of this covenant, any sale by the Parent or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting Collateral shall be deemed to be a sale of such Collateral.

Section 4.07    Transactions with Affiliates.

(a)    The Parent shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:

(i)    such Affiliate Transaction is on terms that are not materially less favorable to the Parent or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person; and

(ii)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Parent delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Parent, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)    The provisions of Section 4.07(a) shall not apply to the following:

(i)    transactions between or among the Parent and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Parent and any direct parent of the Parent; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Parent and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii)    Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii)    the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Parent, any Restricted Subsidiary, or any direct or indirect parent of the Parent;

(iv)    transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);

(v)    payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Parent in good faith;

(vi)    any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Parent;

(vii)    the existence of, or the performance by the Parent or any Restricted Subsidiary of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Parent or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(viii)    (A) transactions with customers, clients, wholesale partners, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Parent and the Restricted Subsidiaries in the reasonable determination of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures, franchisees or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(ix)    any transaction effected as part of a Qualified Securitization Financing;

(x)    the issuance of Equity Interests (other than Disqualified Stock) of the Parent and any issuances of other securities of the Parent (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Parent) of the Parent or any of its Restricted Subsidiaries, in each case to any Person;

(xi)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employee benefit arrangements, employment and severance arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Parent or the Board of Directors of any direct or indirect parent of the Parent, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;

(xii)    the making of payments under, and the entering into of, any tax sharing agreement or arrangement among Persons including only the Parent and its Restricted Subsidiaries;

(xiii)    any contribution to the capital of the Parent;

(xiv)    transactions permitted by, and complying with, Section 5.01;

(xv)    transactions between the Parent or any Restricted Subsidiary and any Person, a director of which is also a director of the Parent or any direct or indirect parent of the Parent; provided, however, that such director abstains from voting as a director of the Parent or such direct or indirect parent of the Parent, as the case may be, on any matter involving such other Person;

(xvi)    pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xviii)    any employment agreements entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(xix)    transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Parent in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Parent and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture; and

(xx)    non-exclusive licenses of intellectual property to or among the Parent, its Restricted Subsidiaries, their respective bona fide joint ventures, and their respective manufacturing, sales and marketing counterparties.

(c)    For the avoidance of doubt, arm’s length licensing arrangements of intellectual property with third parties are permitted by this covenant.

Section 4.08    Change of Control.

(a)    Upon the occurrence of a Change of Control, each holder shall have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Company has previously or concurrently elected to redeem such Notes in accordance with Article III of this Indenture or the Company has exercised its legal defeasance option or covenant defeasance option or discharged its obligations under the this Indenture in accordance with Article VIII of this Indenture.

(b)    Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem all of the Notes in accordance with Article III of this Indenture, the Company shall mail, or deliver electronically if held by DTC, a notice (a “Change of Control Offer”) to each holder of Notes with a copy to the Trustee stating:

(i)    that a Change of Control has occurred and that such holder has the right to require the Company to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii)    the circumstances and relevant facts and financial information regarding such Change of Control;

(iii)    the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent or delivered); and

(iv)    the instructions determined by the Company, consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.

(c)    Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. The holders shall be entitled to withdraw their election if the Trustee, the Paying Agent and the Company receives not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d)    On the purchase date, all Notes purchased by the Company under this Section 4.08 shall be delivered to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, to the holders entitled thereto.

(e)    A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f)    Notwithstanding the foregoing provisions of this Section 4.08, the Company shall not be required to make a Change of Control Offer upon (or in advance of, as described in clause (e) above) a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(g)    Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding clause (f) will have the status of Notes issued and outstanding.

(h)    At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.08.

A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering holder upon receipt of funds from the Company.

(i)    Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been complied with.

(j)    The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.

(k)    If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Any such redemption shall be effected pursuant to Article III.

Section 4.09    Compliance Certificate. The Parent shall deliver to the Trustee within 120 days after the end of each fiscal year of the Parent, beginning with the fiscal year ending on February 1, 2021, an Officer’s Certificate stating that in the course of the performance by the signer (which shall be the principal executive officer, the principal financial officer or principal accounting office of the Parent) of such signer’s duties as an Officer of the Parent such signer would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If such Officer does, the certificate shall describe the Default, its status and what action the Parent is taking or proposes to take with respect thereto. Except with respect to receipt of payments of principal, interest, if any, on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.09, the Trustee shall have no duty to review, ascertain or confirm the Parent’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

Section 4.10    Further Instruments and Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.11    Future Guarantors. The Parent shall cause each of its Wholly Owned Restricted Subsidiaries that is not an Excluded Subsidiary and that, guarantees or becomes a borrower under any Credit Facility or that, guarantees any Capital Markets Indebtedness of the Parent, the Company or any of the Guarantors to execute and deliver to the Trustee, within 30 days of such event, a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary will guarantee the Guaranteed Obligations and such Security Documents, or amendments or supplements thereto and such other documentation as shall be necessary to provide for valid and perfected liens on such Subsidiary’s assets constituting Collateral to secure such guarantee on the terms described in the Security Documents.

Each Guarantee shall be released in accordance with the provisions of Section 12.02.

Section 4.12    Liens.

(a)    The Parent shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Parent or such Restricted Subsidiary securing Indebtedness of the Parent or a Restricted Subsidiary.

(b)    For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens”, the Parent may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred or issued pursuant to any other clause.

(c)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence or issuance of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Parent, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Section 4.13    Further Assurances. Subject to the limitations set forth in the Security Documents, the Company and each of the Guarantors shall execute, deliver and file, if applicable any and all further documents, financing statements, agreements and instruments, and take all further action that may be reasonably required under applicable law (including the filing of continuation financing statements and amendments to financing statements), or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral.

Section 4.14    Maintenance of Office or Agency.

(a)    The Company shall maintain one or more offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee as set forth in Section 13.02.

(b)    The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)    The Company hereby designates the Corporate Trust Office of the Trustee or its agent as such office or agency of the Company in accordance with Section 2.04.

Section 4.15    Existence. The Company shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 5.01, and the Company shall not be required to preserve, renew and keep in full force and effect any such right, license, permit, privilege, franchise or legal existence if the Company shall determine in good faith the preservation, renewal or keeping in full force and effect thereof is no longer desirable in the conduct of the business of the Company.

Section 4.16    Covenant Suspension. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), and subject to the provisions of the following paragraph, the Company and the Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11, 5.01(a)(iv) and 5.01(b) (collectively the “Suspended Covenants”) with respect to the Notes.

In the event that the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing with respect to the Notes, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events in respect of the Notes. During the Suspension Period, the Parent will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

The Company shall provide the Trustee with notice of each Covenant Suspension Event or Reversion Date within 5 Business Days of the occurrence thereof. The Trustee shall have no duty to monitor the ratings of the Notes, independently determine whether a Covenant Suspension Event or Reversion Date has occurred, or notify holders of any of the foregoing.

On each Reversion Date with respect to the Notes, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Sections 4.03(a) and (b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Sections 4.03(a) and (b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03 (b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04(a). No Default or Event of Default will be deemed to have occurred on the Reversion Date with respect to the Notes as a result of any actions taken by the Parent or the Restricted Subsidiaries during the Suspension Period or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date that were permitted under this Indenture at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. Within 30 days of such Reversion Date, the Parent must comply with the terms of Section 4.11.

For purposes of Section 4.05, on the Reversion Date, any consensual encumbrances or consensual restrictions of the type specified in clause (a) or (b) thereof entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under clause (l)(i) thereof.

For purposes of Section 4.07, any Affiliate Transaction entered into after the Reversion Date with respect to the Notes pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Parent entered into during the Suspension Period with respect to the Notes will be deemed to have been in effect as of the Issue Date for purposes of clause (b)(vi) thereof.

For purposes of Section 4.06, on the Reversion Date with respect to the Notes, the unutilized Excess Proceeds amount will be reset to zero.

Section 4.17    Financial Calculations for Limited Condition Transactions . Notwithstanding anything in this Indenture to the contrary, when (i) calculating the availability under any basket, ratio or other financial test under this Indenture, (ii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or (iii) determining compliance with any other condition precedent to any action or transaction, in each case of clauses (i) through (iii) in connection with a Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the Incurrence of Liens and Restricted Payments), the date of determination of such basket, ratio or other financial test, whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent, shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transactions, a “Transaction Election”), be deemed to be the date that the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event) (any such date, the “Transaction Test Date”) and such baskets, ratios or other financial tests, absence of defaults, satisfaction of conditions precedent and other provisions shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the Incurrence of Liens and Restricted Payments) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Transaction (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent or other provisions are exceeded, breached or otherwise failed as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA, Consolidated Total Indebtedness, Consolidated Net Income or Total Assets of the Parent or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Transaction, such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached or otherwise failed as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction and related transactions (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the Incurrence of Liens and Restricted Payments) are permitted under this Indenture and (y) such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions and other provisions shall not be tested at the time of consummation of the Limited Condition Transaction or related transactions solely for the purpose of determining whether such Limited Condition Transaction is permitted under this Indenture; provided, further, that if the Parent has made a Transaction Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction or otherwise on or following the relevant Transaction Test Date and prior to the consummation of such Limited Condition Transaction, unless and until such Limited Condition Transaction has been abandoned (or revoked via an officer’s certificate) or such definitive agreement has expired or been terminated prior to consummation thereof, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the Incurrence of Liens and Restricted Payments) have been consummated.

Section 4.18    [Reserved]

ARTICLE V.

SUCCESSOR COMPANY

Section 5.01    When Company and Guarantors May Merge or Transfer Assets.

(a)    Neither the Parent nor the Company may, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into another Person (whether or not the Parent or the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)    the Parent or the Company, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Parent or the Company, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (the Parent, the Company or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(ii)    the Successor Company (if other than the Parent or the Company, as applicable) expressly assumes all the obligations of the Parent or the Company, as applicable, under this Indenture, the Security Documents and the ABL Intercreditor Agreement and Pari Passu Intercreditor Agreement (if any) pursuant to supplemental indentures or other applicable documents or instruments in form reasonably satisfactory to the Trustee and the Notes Collateral Agent, if applicable;

(iii)    immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv)    immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(1)    the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2)    the Consolidated Fixed Charge Coverage Ratio of the Parent would be no less than such ratio immediately prior to such transaction;

(v)    if the Parent or the Company, as applicable, is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(vi)    the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture (and any supplement to any Security Document if required in connection with such transaction);

(vii)    the Successor Company promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the lien on the Security Documents on the Collateral owned by or transferred to the Successor Company;

(viii)    the Collateral owned by or transferred to the Successor Company, as applicable, shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (c) not be subject to any lien other than Permitted Liens; and

(ix)    the property and assets of the Person which is merged or consolidated with or into the Successor Company, as applicable, to the extent that they are property or assets or of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the lien on the Security Documents in the manner and to the extent required in this Indenture.

The Successor Company (if other than the Parent or the Company, as applicable) will succeed to, and be substituted for, the Parent or the Company, as applicable, under this Indenture and the Notes, and in such event the Parent or the Company, as applicable, will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), (A) the Parent, the Company or any Guarantor may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Guarantor or, if the Parent or the Company, as applicable, is the Successor Company, the Parent or the Company, as the case may be, and (B) the Parent and the Company, as applicable may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Parent or the Company in another state of the United States or the District of Columbia (collectively, “Permitted Jurisdiction”) or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby. This Section 5.01(a) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Parent and the Restricted Subsidiaries.

(b)    Subject to the provisions of Section 12.02(b), no Subsidiary Guarantor will, and the Parent will not permit any such Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)    either (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, the Notes, the Guarantee or the Security Documents, as applicable, pursuant to a supplemental indenture or other applicable documents or instruments in form reasonably satisfactory to the Trustee and Notes Collateral Agent, as applicable, or (B) such sale or disposition or consolidation, amalgamation or merger is not prohibited by Section 4.06;

(ii)    the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(iii)    the Successor Guarantor promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the lien on the Security Documents on the Collateral owned by or transferred to the Successor Guarantor;

(iv)    the Collateral owned by or transferred to the Successor Guarantor shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the trustee and the holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens; and

(v)    the property and assets of the Person which is merged or consolidated with or into the Successor Guarantor to the extent that they are property or assets or of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien on the Security Documents in the manner and to the extent required in this Indenture.

Except as otherwise provided in this Indenture, the Successor Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture and the Notes or the Guarantee, as applicable, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and the Notes or its Guarantee. Notwithstanding the foregoing, a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby.

In addition, notwithstanding the foregoing, a Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up or convert into the Parent, the Company or any Subsidiary Guarantor or liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to the Parent, the Company or any Subsidiary Guarantor.

ARTICLE VI.

DEFAULTS AND REMEDIES

Section 6.01    Events of Default. An “Event of Default” occurs if:

(a)    there is a default in any payment of interest on any Note when due, and such default continues for a period of 30 days;

(b)    there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase or special mandatory redemption, upon declaration or otherwise;

(c)    there is a failure by the Parent for 120 days after receipt of written notice given by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements in Section 4.02 as it relates to the Notes;

(d)    there is a failure by the Parent or any Restricted Subsidiary for 60 days after written notice given by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (a), (b) or (c) above) contained in the Notes or this Indenture as it relates to the Notes;

(e)    there is a failure by the Parent or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Parent or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent;

(f)    the Parent or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences a voluntary case;

(ii)    consents to the entry of an order for relief against it in an involuntary case;

(iii)    consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)    makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(g)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against the Parent or any Significant Subsidiary in an involuntary case;

(ii)    appoints a Custodian of the Parent or any Significant Subsidiary or for any substantial part of its property; or

(iii)    orders the winding up or liquidation of the Parent or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days;

(h)    there is a failure by the Parent or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days;

(i)    the Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof), or the Parent, the Company or any Subsidiary Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Indenture with respect to the Notes or any Guarantee with respect to the Notes and such Default continues for 30 days; or

(j)    except as permitted by the terms of this Indenture or the Security Documents, (a) any lien or security interest on a material portion of Collateral created by any Security Documents ceases to be a valid and perfected lien or security interest or any default by the Company or any such Guarantor in the performance of any of their obligations under any of the Security Documents shall occur which adversely affects the enforceability, validity, perfection or priority of the Lien on a material portion of Collateral securing the Obligations under this Indenture, the Notes and the Guarantees, or (b) any repudiation or disaffirmation in writing by the Company or any Guarantor of its obligations under the Security Documents or assertion by the Company or any Guarantor that any security interest with respect to the Collateral granted pursuant to the Security Documents is invalid and unenforceable.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (c) or (d) above shall not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of outstanding Notes notify the Parent, with a copy to the Trustee, of the default and the Parent fails to cure such default within the time specified in clause (c) or (d) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Section 6.02    Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) hereof with respect to the Parent) occurs and is continuing with respect to the Notes, the Trustee by notice to the Parent or the holders of at least 25% in principal amount of outstanding Notes by notice to the Parent, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable with respect to the Notes. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to the Parent occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Parent delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.03    Other Remedies. If an Event of Default occurs and is continuing with respect to the Notes, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal, interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture as it relates to the Notes.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Section 6.04    Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected. When a Default is waived, it is deemed cured and the Company, the Trustee and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05    Control by Majority. The holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the Trustee shall have no obligation to ascertain whether or not such direction is unduly prejudicial to any other holder) or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Security Documents, the

ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall be entitled to indemnification or security satisfactory to each of them in their sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06    Limitation on Suits.

(a)    Except to enforce the right to receive payment of principal of, premium (if any), interest, if any, when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)    such holder has previously given the Trustee written notice that an Event of Default is continuing,

(ii)    holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(iii)    such holders have offered, and if requested, provided the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(iv)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(v)    the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b)    A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder (it being understood that the Trustee shall have no obligation to ascertain whether or not such actions or forbearances are unduly prejudicial to any other holder).

Section 6.07    Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of, interest, if any, on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Section 6.08    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

Section 6.09    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Company, the Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the Trustee to vote in respect of the claim of any holder in any such proceeding.

Section 6.10    Priorities. Subject to the provisions of the Security Documents, any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Company’s or any Guarantor’s obligations under this Indenture or the Security Documents after an Event of Default shall be applied in the following order:

FIRST: to the Trustee and Notes Collateral Agent for amounts due hereunder (including the reasonable compensation and expenses, disbursements and advances of the Trustee’s or the Collateral Agent’s agents, counsel, accountants and experts in accordance with Section 7.07);

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall deliver to each holder and the Company a notice that states the record date, the payment date and the amount to be paid.

Section 6.11    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

Section 6.12    Waiver of Stay or Extension Laws. Neither the Company nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII.

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred for which a Responsible Officer has knowledge, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing for which a Responsible Officer has knowledge, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii)    in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv)    no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d)    Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c)    The Trustee may act through agents or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e)    The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, at the expense of the Company and shall Incur no liability of any kind by reason of such inquiry or investigation.

(g)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered, and if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against the costs, losses, expenses and liabilities which might be Incurred by it in compliance with such request or direction.

(h)    The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Notes Collateral Agent), and each agent, custodian and other Person employed to act hereunder.

(i)    The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j)    Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l)    The Trustee may request that the Company delivers an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m)    The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(n)    The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o)    The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(p)    The permissive rights of the Trustee to take or refrain from taking any actions hereunder shall not be constituted as duties.

Section 7.03    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.04    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees, the Notes or the other Cash Flow Documents, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h), or (i), or of the identity of any Significant Subsidiary unless either (a) a Responsible Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.02 hereof from the Company, any Guarantor or any holder. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the holders of Notes and the Company having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein. Neither the Trustee nor the Notes Collateral Agent shall be responsible for and makes no representation as to the validity or adequacy of the Collateral or the perfection of the security interest thereof.

Section 7.05    Notice of Defaults. If a Default in respect of the Notes occurs and is continuing and is actually known to a Responsible Officer or the Trustee, the Trustee shall mail, or deliver electronically if held by DTC, to each holder of the Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Responsible Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest, if any, on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the noteholders. The Parent is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Parent also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Parent is taking or proposes to take in respect thereof.

Notwithstanding the foregoing, a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default, and any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction. In addition, any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (each a “Directing Holder”) must be accompanied by a written representation from each such holder to the Company and the Trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default (a “Default Direction”) shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence that the Company has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred and the Trustee shall be deemed to have not received the Noteholder Direction or any notice of such Event of Default.

Section 7.06    [Reserved].

Section 7.07    Compensation and Indemnity. The Company shall pay to each of the Trustee and the Notes Collateral Agent from time to time such compensation for the Trustee’s acceptance of this Indenture and its services hereunder as mutually agreed to in writing between the Company, the Trustee and the Notes Collateral Agent. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and the Notes Collateral Agent, as the case may be, upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s or the Notes Collateral Agent’s, as applicable, agents, counsel, accountants and experts. The Company and the Guarantors, jointly and severally, shall indemnify the Trustee and the Notes Collateral Agent, as the case may be, or any predecessor Trustee or Notes Collateral Agent, as applicable and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses and including taxes (other than taxes based upon, measured by or determined by the income of the Trustee or the Notes Collateral Agent)) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Guarantee against the Company or any Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Company, any Guarantor, any holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee or the Notes Collateral Agent. The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Guarantor of its indemnity obligations hereunder. The Company may defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company and such Guarantor, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Company and the Guarantors, as applicable, and such parties in connection with such defense. The Company need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct or gross negligence, as determined by a final, nonappealable order of a court of competent jurisdiction.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee and the Notes Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Notes Collateral Agent other than money or property held in trust to pay principal of, interest, if any, on particular Notes.

The Company’s and the Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee or the Notes Collateral Agent. Without prejudice to any other rights available to the Trustee and the Notes Collateral Agent under applicable law, when the Trustee Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustee or the Notes Collateral Agent to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

Section 7.08    Replacement of Trustee.

(a)    The Trustee may resign at any time by so notifying the Company. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i)    the Trustee fails to comply with Section 7.10;

(ii)    the Trustee is adjudged bankrupt or insolvent;

(iii)    a receiver or other public officer takes charge of the Trustee or its property; or

(iv)    the Trustee otherwise becomes incapable of acting.

(b)    If the Trustee resigns, is removed by the Company or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of 10% in principal amount of the Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e)    If the Trustee fails to comply with Section 7.10, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)    Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10    Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

Section 7.11    Preferential Collection of Claims Against the Company. The Trustee shall comply with Section 311 (a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

ARTICLE VIII.

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01    Discharge of Liability on Notes; Defeasance.

(a)    This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and the Notes Collateral Agent and rights of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i)    either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Parent and thereafter repaid to the Parent or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Parent, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Parent, and the Parent has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness and Obligations on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to, but excluding, the date of deposit together with irrevocable instructions from the Parent directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that with respect to any discharge of such Notes that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of redemption;

(ii)    the Company and/or the Guarantors have paid all other sums payable under this Indenture in respect of the Notes; and

(iii)    the Parent has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b)    Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture with respect to the holders of the Notes (“legal defeasance option”), and (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.12, 4.15 and 4.16, and the operation of Section 5.01 for the benefit of the holders of the Notes, and Sections 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and 6.01(g) with respect to Significant Subsidiaries only) and 6.01(h) (“covenant defeasance option”). The Company may exercise its legal defeasance option with respect to the Notes notwithstanding its prior exercise of its covenant defeasance option with respect to the Notes. If the Company exercises its legal defeasance option or its covenant defeasance option with respect to the Notes, each Guarantor will be released from all of its obligations with respect to its Guarantee of the Notes .

If the Company exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and (g), with respect only to Significant Subsidiaries), 6.01(h) or 6.01 (i) or because of the failure of the Parent or the Company to comply with Section 5.01(a)(iv).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)    Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09 and Article VII, including, without limitation, Sections 7.07 and 7.08 and in this Article VIII and the rights and immunities of the Trustee and the Notes Collateral Agent under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 7.08, 8.03, 8.04, 8.05 and 8.06 and the rights and immunities of the Trustee and the Notes Collateral Agent under this Indenture shall survive such satisfaction and discharge.

Section 8.02    Conditions to Defeasance.

(a)    The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i)    the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations sufficient to pay the principal of, premium (if any), interest, if any (without reinvestment), on the Notes when due at maturity or redemption, as the case may be;

(ii)    with respect to U.S. Government Obligations or a combination of money and U.S. Government Obligations, the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressing their opinion that the payments of principal, interest, if any, when due and without reinvestment on the deposited U.S. Government Obligations, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, interest, if any, when due on the Notes to maturity or redemption, as the case may be; provided that upon any defeasance that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium, calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on the date of the redemption;

(iii)    no Default specified in Section 6.01(f) or (g) with respect to the Company shall have occurred or is continuing on the date of such deposit;

(iv)    the deposit does not constitute a default under any other material agreement or instrument binding on the Company;

(v)    the Company shall have delivered to the Trustee in the case of the legal defeasance option, an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year, or if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption;

(vi)    such exercise does not impair the right of any holder to receive payment of principal of, premium, if any, interest, if any, on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii)    in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii)    the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b)    Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

Section 8.03    Application of Trust Money. The Trustee shall hold in trust money, U.S. Government Obligations in the case of the Notes (including proceeds thereof) deposited with it pursuant to this Article VIII. The Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, if any, on the Notes so discharged or defeased.

Section 8.04    Repayment to Company. Each of the Trustee and each Paying Agent shall promptly turn over to the Company upon request any money, U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

Section 8.05    Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.06    Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations, in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money, U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of principal of, premium, if any, interest, if any, on, any such Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the holders of such Notes to receive such payment from the money, U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX.

AMENDMENTS AND WAIVERS

Section 9.01    Without Consent of the Holders.

(a)    The Parent, the Company, the Trustee and the Notes Collateral Agent, as applicable, may amend this Indenture, the Notes, the Guarantees, any Security Document, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) without notice to or the consent of any holder of the Notes:

(i)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)    to provide for the assumption by a Successor Company (with respect to the Parent or the Company, as applicable) of the obligations of the Parent or the Company under this Indenture with respect to the Notes;

(iii)    to provide for the assumption by a Successor Guarantor (with respect to any Guarantor) of the obligations of a Subsidiary Guarantor under this Indenture and its Guarantee;

(iv)    to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that uncertificated Notes are in registered form for purposes of Section 163(f) of the Code;

(v)    to add a Guarantee or collateral with respect to the Notes,

(vi)    to add collateral to secure the Notes;

(vii)    to release a Guarantor from its Guarantee of the Notes when permitted or required under the terms of this Indenture with respect to the Notes;

(viii)    to add to the covenants of the Parent for the benefit of the holders or to surrender any right or power herein conferred upon the Parent;

(ix)    to add additional assets as Collateral;

(x)    to make, complete or confirm any grant of security interest in any property or assets as additional collateral securing the Obligations under this Indenture, the Notes and the Guarantees, including when permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral when permitted or required by this Indenture or any of the Security Documents;

(xi)    to enter into or amend the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) or any of the Security Documents (or a supplement thereto) under circumstances provided therein;

(xii)    to make any change that does not adversely affect the rights of any holder of Notes in any material respect;

(xiii)    to conform the text of this Indenture, Guarantees, the Notes, the Security Documents or the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) to any provision of the “Description of Notes” in the Offering Memorandum, as set forth in an Officer’s Certificate; or

(xiv)    to make certain changes to this Indenture to provide for the issuance of Additional Notes.

(b)    After an amendment under this Section 9.01 becomes effective, the Company shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice (with a copy to the Trustee) briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

(c)    In addition, without the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, an amendment, supplement or waiver may not:

(i)    (A) modify any Security Document or the provisions of this Indenture with respect to the Notes dealing with the Security Documents or application of trust moneys under the Security Documents, or (B) release a lien of the Security Documents securing the Notes on all or substantially all of the Collateral, or otherwise release any Collateral, in any manner materially adverse to the holders other than in accordance with this Indenture, the Security Documents and the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement (if any); or

(ii)    modify the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) in any manner materially adverse to the holders of the Notes other than in accordance with this Indenture, the Security Documents and the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement (if any).

Section 9.02    With Consent of the Holders. The Company, the Trustee and the Notes Collateral Agent, as applicable, may amend this Indenture, the Notes, the Guarantees thereof, the Security Documents, the ABL Intercreditor Agreement and/or any Pari Passu Intercreditor Agreement, and any past Default or compliance with any provisions of this Indenture with respect to the Notes or the Guarantees thereof may be waived, with the consent of the Company and the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class. However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may (with respect to any Notes held by a non-consenting holder):

(i)    reduce the principal amount of Notes whose holders must consent to an amendment;

(ii)    reduce the rate of or extend the time for payment of interest, on any Note;

(iii)    reduce the principal of or change the Stated Maturity of any Note;

(iv)    reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III;

(v)    make any Note payable in money other than that stated in such Note;

(vi)    expressly subordinate the Notes or any Guarantee of the Notes to any other Indebtedness of the Company or any Guarantor; or

(vii)    make any change in the amendment provisions as to the Notes which require the consent of each holder of Notes or in the waiver provisions applicable to the Notes.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Company shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment (with a copy to the Trustee). The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Section 9.03    Revocation and Effect of Consents and Waivers.

(a)    A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Company certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every holder. An amendment or waiver becomes effective upon the (i) receipt by the Company or the Trustee of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Company, the Guarantors and the Trustee.

(b)    The Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04    Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Company may require the holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Company or the Trustee so determine, the Company in exchange for the Note shall issue and, upon written order of the Company signed by an Officer, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.05    Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall receive indemnity or security satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, (i) an Officer’s Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture, (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and, with respect to any supplement relating to any Additional Notes, that such supplement is the legal, valid and binding obligation of the Company and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof, (iii) with respect to any supplement relating to any Additional Notes, a copy of the resolution of the Board of Directors, certified by the Secretary or Assistant Secretary of the Company, authorizing the execution of such amendment, supplement or waiver and (iv) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence reasonably satisfactory to the Trustee of the consent of the holders required to consent thereto.

Section 9.06    Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.

Section 9.07    Compliance with the Trust Indenture Act. From the date on which this Indenture is qualified under the TIA (if such date occurs), every amendment, waiver or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

ARTICLE X.

SECURITY

Section 10.01    Security Documents; Additional Collateral.

(a)    Security Documents. In order to secure the due and punctual payment of the Obligations under this Indenture, the Notes and the Security Documents, the Company, the Guarantors, the Notes Collateral Agent and any other parties in accordance with the provisions of Section 4.10, Section 4.11 and this Article 10, will enter into the applicable Security Documents. The Company shall and shall cause each other Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) as are required to maintain (at the sole cost and expense of the Company and the Guarantors) the security interests created by the Security Documents in the Collateral (subject to the terms of the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if any) and the Security Documents) as a perfected security interest to the extent perfection is required by the Security Documents and within the time frames set forth therein, subject only to Permitted Liens, and with the priority required by the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if any), and the other Security Documents.

(b)    After-Acquired Collateral. If the Company or any Guarantor acquires any property which is of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets), it shall promptly after the acquisition thereof execute and deliver such security instruments, mortgages and financing statements as are reasonably necessary to vest in the Notes Collateral Agent a perfected security interest (subject only to Permitted Liens) in such after acquired property and to have such after acquired property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such after acquired property to the same extent and with the same force and effect.

(c)    Real Estate Documents. With respect to (i) any Specified Cash Flow Priority Collateral described in Sections 10.01(c)(1)-(5) below owned by the Company or a Guarantor on the Issue Date, the Company or the applicable Guarantor shall use commercially reasonable efforts to deliver or cause to be delivered to the Notes Collateral Agent (x) on the Issue Date, or, to the extent such items cannot be delivered on the Issue Date after the use of commercially reasonable efforts, within 30 days of the Issue Date (or as promptly as reasonably possible thereafter using commercially reasonable efforts) and (ii) any real property acquired by the Company or a Guarantor after the Issue Date that forms a part of the Collateral (but specifically excluding Excluded Assets), the Company or the applicable Guarantor shall use commercially reasonable efforts to deliver or cause to be delivered to the Notes Collateral Agent, within 60 days (or as soon as practicable thereafter using commercially reasonable efforts) of the Issue Date or the date of acquisition, as applicable, the following, in each case, in customary form:

(1)    fully executed counterparts of mortgages, deeds of trust, security deeds or deeds to secure debt (each, a “Mortgage”), duly executed and acknowledged by the record owner of such real property, and otherwise in form for recording in the recording office of each applicable political subdivision where such real property is situated, together with such certificates, affidavits, questionnaires or returns as shall be reasonably required in connection with the recording or filing thereof and evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any fixture filings, as may be necessary to create a valid, perfected Lien, with the priority required by this Indenture and the Security Documents, subject to Permitted Liens, against the real property purported to be covered thereby; provided, however, to the extent any such Mortgage is to be filed in a jurisdiction that charges mortgage, intangibles or similar taxes in connection with the recording thereof, the amount to be secured by such Mortgage shall not be more than the Company’s reasonable estimate of the Fair Market Value of such property to the extent that limiting the amount secured to such Fair Market Value results in a savings on such mortgage, intangibles or similar tax; provided, further, if the finalization of the title insurance policies pursuant to subsection (3) below, the surveys pursuant to subsection (4) below or the opinions pursuant to subsection (5) below occur after delivery of any Mortgage pursuant hereto, then, to the extent required to correct and/or confirm that the real property encumbered by such Mortgage is consistent with that so insured and surveyed and/or confirm the Notes Collateral Agent’s mortgage lien on and security interests in such real property, the Company or the applicable Guarantor shall deliver to the Notes Collateral Agent (A) an amendment to any such applicable Mortgage (or to the extent required, a new Mortgage) duly authorized, executed and acknowledged, in recordable form and otherwise in customary form sufficient to grant a perfected security interest to the Notes Collateral Agent with respect to each such applicable mortgaged property and (B) such other documents, including, but not limited to, any supplemental consents, agreements and/or confirmations of third parties, and supplemental local counsel opinions, as are customary for transactions of such type in order to effectuate the same;

(2)    [Reserved];

(3)    with respect to each Mortgage, a mortgagee’s title insurance policy (or a binding pro forma title insurance policy or marked-up unconditional binder of title insurance) in favor of the Notes Collateral Agent, and its successors and/or assigns, which shall insure that such Mortgage constitutes a valid Lien on the real property described therein, with the priority required by this Indenture and the Security Documents, free and clear of all Liens, defects and encumbrances, other than Permitted Liens. All such title policies shall be in amounts equal to the estimated Fair-Market Value of the real property covered thereby as reasonably estimated by the Company or Guarantor, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required in transactions of similar size and purpose to the extent available at commercially reasonable rates and shall be accompanied by evidence of the payment in full by the Company or the applicable Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made) and that all charges for mortgage recording taxes, filing and recording fees and all related expenses, if any, have been paid;

(4)    an ALTA survey in form satisfactory to the title insurance company issuing the mortgagee title insurance policies or, in lieu thereof, existing surveys, together with any affidavits or certificates required by the title insurance company, in each case, as shall be sufficient to enable the title insurance company to remove any standard survey exceptions from the applicable title insurance policy and issue customary survey-dependent endorsements to the applicable title insurance policy; and

(5)    customary local counsel opinions covering the enforceability related to the Mortgages, and opinions of counsel in the jurisdiction of organization of the owner of the applicable real property covering the due authorization, execution, delivery related to the Mortgages.

To the extent any such actions are not or cannot be completed within the timeframes set forth above as a result of the occurrence of the COVID-19 pandemic (including without limitation, as a result of any notary services being unavailable or the applicable land records office being closed) after the use of commercially reasonable efforts to do so without undue burden or expense or risk to human health, then such actions must be completed as soon as is reasonably practicable after the Issue Date.

Section 10.02    Concerning the Notes Collateral Agent.

(a)    The provisions of this Section 10.02 are solely for the benefit of the Notes Collateral Agent and none of the Company, any of the other Guarantors nor any of the holders shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Notes Collateral Agent shall have only those duties or responsibilities expressly provided hereunder or thereunder and the Notes Collateral Agent shall not have nor be deemed to have any fiduciary relationship with the Trustee, the Company, any other Guarantor or any holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Notes Collateral Agent.

(b)    The Notes Collateral Agent shall act pursuant to the instructions of the holders and the Trustee (or such other persons as set forth in the Security Documents) with respect to the Security Documents and the Collateral. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if any) or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, or, if applicable, such other persons as set forth in the Security Documents. After the occurrence and during the continuance of an Event of Default, subject to the provisions of the Security Documents, the Trustee may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.

(c)    None of the Notes Collateral Agent or any of its respective Affiliates shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct).

(d)    Other than in connection with a release of Collateral permitted under Section 10.03 (except as may be required by Section 9.02), in each case that the Notes Collateral Agent may or is required hereunder or under any other Security Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Security Document, the Notes Collateral Agent may seek direction from the holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the Security Documents, if the Notes Collateral Agent shall request direction from the holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(e)    Beyond the exercise of reasonable care in the custody of the Collateral in its possession, the Notes Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Notes Collateral Agent will be deemed to have exercised reasonable care in the custody of the collateral in its possession if the collateral is accorded treatment substantially equal to that which it accords its own property, and the Notes Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(f)    The Notes Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Notes Collateral Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Notes Collateral Agent hereby disclaims any representation or warranty to the present and future holders of the Notes concerning the perfection of the liens granted hereunder or in the value of any of the Collateral. Notwithstanding anything to the contrary in this Indenture or any other Cash Flow Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Cash Flow Documents (including without limitation the filing or continuation of any UCC.

(g)    In the event that the Notes Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s sole discretion may cause the Notes Collateral Agent, as applicable, to be considered an “owner or operator” under any environmental laws or otherwise cause the Notes Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, either to resign as Notes Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Notes Collateral Agent will not be liable to any person for any environmental claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment. Notwithstanding anything to the contrary contained in this Indenture, the Security Documents or the other Cash Flow Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the holders in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the holders to be sufficient.

(h)    The Notes Collateral Agent shall be entitled to all of the protections, immunities, indemnities, rights and privileges of the Trustee set forth in this Indenture and all such protections, immunities, indemnities, rights and privileges shall apply to the Notes Collateral Agent in its roles under any other Security Document, whether or not expressly stated therein.

(i)    The Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.07.

Section 10.03 Releases of Collateral. The Liens on the Collateral will be released with respect to the Notes and the related Guarantees:

(a)    upon payment in full of the principal of, together with any accrued and unpaid interest on and all other obligations owed under the Notes and this Indenture, Guarantees and Security Documents that are payable at or prior to the time such principal together with accrued and unpaid interest are paid;

(b)    in whole, as to all property subject to such Liens, upon:

(i)    satisfaction and discharge of this Indenture in accordance with Article 8 hereof; or

(ii)    Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof;

(c)    in part, as to any property or asset constituting Collateral (A) that is sold or otherwise disposed of (other than to another grantor) in a transaction not prohibited by Section 4.06 hereof or (B) that is owned by a Guarantor to the extent such Guarantor has been released from its guarantee in accordance with the terms of this Indenture;

(d)    as to any property or assets, upon the consent of the requisite holders pursuant to Section 9.02 of this Indenture;

(e)    to the extent such Collateral (other than Specified Cash Flow Priority Collateral) becomes Excluded Assets as a result of a transaction not prohibited by this Indenture;

(f)    to the extent required by the ABL Intercreditor Agreement; and

(g)    upon any sale or disposition of Collateral in compliance with this Indenture with respect to the Notes and the Security Documents (other than to the Company or another

Guarantor), the Liens in favor of the Notes Collateral Agent with respect to the Notes on such Collateral and (subject to the provisions described under Section 10.01(b)) all proceeds thereof (other than any proceeds received by the Company or a Guarantor from such sale or disposition) shall automatically terminate and be released and the Notes Collateral Agent with respect to the Notes, upon receipt of an Officer’s Certificate and an Opinion of Counsel certifying that all conditions precedent to such release have been met, will execute and deliver such documents and instruments, prepared by the Company, as the Company and the Guarantors may request to evidence such termination and release (without recourse, representation or warranty) without the consent of the holders of Notes.

Section 10.04 Form and Sufficiency of Release. In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that, under the terms of this Indenture may be sold, exchanged or otherwise disposed of by the Company or any Guarantor, and the Company or such Guarantor requests the Notes Collateral Agent to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Note Guarantee and the Security Documents, upon receipt of an Officer’s Certificate from the Company and Opinion of Counsel certifying that all conditions precedent to such release have been met, the Notes Collateral Agent shall, at the sole cost and expense of the Company, execute, acknowledge and deliver to the Company or such Guarantor such an instrument in the form provided by the Company (to the extent acceptable to the Notes Collateral Agent, acting reasonably), and providing for release without recourse, representation or warranty, promptly after satisfaction of the conditions set forth herein for delivery of such release and shall, at the sole cost and expense of the Company take such other action as the Company or such Guarantor may reasonably request to effect such release.

Section 10.05 Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Trustee or the Notes Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority.

Section 10.06 Authorization of Actions to be Taken by the Notes Collateral Agent under the Security Documents.

The Company, the Guarantors and each holder of Notes, by their acceptance of any Notes and the Note Guarantees, (a) hereby appoints U.S. Bank National Association, as Notes Collateral Agent, and U.S. Bank National Association accepts such appointment and (b) agrees that the Notes Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under Article 7 hereof, including the compensation, reimbursement, and indemnification provisions set forth in Section 7.07 hereof and the resignation and removal provisions of Section 7.08 hereof (with the references to the Trustee therein being deemed to refer to the Notes Collateral Agent). Furthermore, each holder of a Note, by accepting such Note, consents to and approves the terms of and authorizes and directs the Notes Collateral Agent to (i) enter into and perform the duties provided for in the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if any) and each other Security Document in each of its capacities thereunder and (ii) bind the holders to the terms of the ABL Intercreditor Agreement and any Pari Passu Intercreditor Agreement (if any).

If the Company or any Guarantor (i) incurs any obligations secured by liens permitted by clause (6) of the definition of “Permitted Liens”, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement contemplated by subclause (B) of clause (6) of the definition of “Permitted Liens” and certifying that such intercreditor agreement complies with such subclause (B), the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 10.07 Authorization of Receipt of Funds by the Trustee and the Notes Collateral Agent under the Security Agreement.

The Trustee and the Notes Collateral Agent are authorized to receive any funds for the benefit of holders distributed under the Security Documents to the Trustee or the Notes Collateral Agent, to apply such funds as provided in this Indenture and the Security Documents and to make further distributions of such funds in accordance with the applicable provisions of Section 6.10 hereof.

Section 10.08 Powers Exercisable by Receiver or Notes Collateral Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Company or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 10.

ARTICLE XI.

[INTENTIONALLY OMITTED]

ARTICLE XII.

GUARANTEE

Section 12.01 Guarantee.

(a)    Each Guarantor, by executing and delivering this Indenture or a supplemental indenture to this Indenture substantially in the form of Exhibit C hereto, hereby jointly and severally guarantees, on a senior secured basis, as a primary obligor and not merely as a surety, to each holder and to the Notes Collateral Agent, Trustee and its successors and assigns the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under this Indenture and the Notes, whether for payment of principal of, premium, if any, interest, if any, on the Notes, expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)    Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The Guarantee of each Guarantor hereunder shall not be affected by (i) the failure of any holder, the Notes Collateral Agent or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder, the Notes Collateral Agent or the Trustee for the Guaranteed Obligations or each Guarantor; (v) the failure of any holder, the Notes Collateral Agent or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 12.02(b). Each Guarantor hereby waives any right to which it may be entitled to have its Guarantee hereunder divided among the Guarantors, such that such Guarantor’s Guarantee would be less than the full amount claimed.

(c)    Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s obligations under this Indenture and the Notes or such Guarantor’s Guarantee hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(d)    Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment and performance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder, the Notes Collateral Agent or the Trustee to any security held for payment of the Guaranteed Obligations.

(e)    The Guarantee of each Guarantor is, to the extent and in the manner set forth in this Article XII, senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.

(f)    Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the Guarantee of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantee of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder, the Notes Collateral Agent or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(g)    Except as expressly set forth in Section 12.02(b), each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder, the Notes Collateral Agent or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(h)    In furtherance of the foregoing and not in limitation of any other right which any holder, the Notes Collateral Agent or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of, interest, if any, on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Notes Collateral Agent or Trustee, forthwith pay, or cause to be paid, in cash, to the holders, the Notes Collateral Agent or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the holders, the Notes Collateral Agent and the Trustee.

(i)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the holders, the Notes Collateral Agent and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.01.

(j)    Each Guarantor also agrees to pay any and all expenses (including reasonable attorneys’ fees and expenses) incurred by the Notes Collateral Agent or the Trustee in enforcing any rights under this Section 12.01.

(k)    Upon request of the Trustee or the Notes Collateral Agent, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purpose of this Indenture.

Section 12.02 Limitation on Liability.

(a)    Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each

Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.

(b)    A Guarantee as to any Guarantor shall automatically terminate and be of no further force or effect and such Guarantor shall be automatically released from all obligations under this Article XII upon:

(i)    as to Subsidiary Guarantors, the sale, disposition, exchange or other transfer of (A) the Capital Stock of the applicable Subsidiary Guarantor (including through merger, consolidation, amalgamation or otherwise) or (B) all or substantially all of the assets of the applicable Subsidiary Guarantor, in each case, following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary; provided that such sale, disposition, exchange or other transfer is made in a manner not in violation of the indenture;

(ii)    the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;

(iii)    except in the case of a Guarantor that owns Specified Cash Flow Priority Collateral, the release or discharge of the guarantee (other than as result of (A) payment thereon by such Guarantor following a default by the direct obligor on the applicable Credit Facility or Capital Markets Indebtedness, or (B) the indefeasible repayment in full of such indebtedness) by such Guarantor of, or other obligations of such Guarantor with respect to, all Credit Facility and Capital Markets Indebtedness of the Company or any other Guarantor; or

(iv)    the Company’s exercise of its legal defeasance option or covenant defeasance option under Article VIII with respect to the Notes or if the Company’s obligations under this Indenture with respect to the Notes are discharged in accordance with the terms of this Indenture.

Section 12.03 Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

Section 12.04 Successors and Assigns. This Article XII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the successors and assigns of the Trustee, the Notes Collateral Agent and the holders and, in the event of any transfer or assignment of rights by any holder, the Notes Collateral Agent or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 12.05 No Waiver. Neither a failure nor a delay on the part of any one of the Trustee, the Notes Collateral Agent or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Notes Collateral Agent and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

Section 12.06 Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee or the Notes Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 12.07 Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee or the Notes Collateral Agent a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Guarantor under this Article XII and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee or the Notes Collateral Agent an Opinion of Counsel and an Officer’s Certificate, as provided under Section 9.05.

ARTICLE XIII.

MISCELLANEOUS

Section 13.01 [Intentionally Omitted.]

Section 13.02 Notices.

(a)    Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Company or a Guarantor:

c/o Abercrombie & Fitch Co.

6301 Fitch Path

New Albany, Ohio 43054

Attention: General Counsel

Email: ANF_USTreasury@anfcorp.com

if to the Trustee, Notes Collateral Agent, Paying Agent and Registrar:

U.S. Bank National Association

10 West Broad Street, 12th Floor

Columbus, Ohio 43215

Attention: Katherine A. Esber

Fax: (614) 232 - 8109

The Company, any Guarantor or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications. Any notice to the Trustee or the Notes Collateral Agent shall be effective upon actual receipt.

(b)    Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c)    Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the holders may be made electronically in accordance with procedures of the Depository.

Section 13.03 Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

Section 13.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a)    an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)    except upon the issuance of the Initial Notes, an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)    a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of feet an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.06 When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.07 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

Section 13.08 Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

Section 13.09 GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.10 No Recourse Against Others. No director, officer, employee, manager or incorporator of the Company or any Guarantor, and no holder of any Equity Interests in, the Parent or any direct or indirect parent company of the Parent, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees, the Security Documents, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any) or this Indenture, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.11 Successors. All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Notwithstanding the foregoing, the exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

Section 13.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.14 Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

Section 13.15 Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 13.16 Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE , THE NOTES COLLATERAL AGENT AND THE HOLDERS OF THE NOTES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.17 [Reserved].

Section 13.18 [Reserved].

Section 13.19 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (“U.S.A. Patriot Act”), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 13.20 Submission to Jurisdiction. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture. To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.21 FATCA. In order to enable the Trustee to comply with applicable tax laws, rules and regulations under Sections 1471 through 1474 of the Code (including directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“FATCA Applicable Law”), the Company agrees to provide to the Trustee, upon the reasonable written request of the Trustee, tax information about holders or the transactions contemplated hereby (including any modification to the terms of such transactions), to the extent such information is directly available to the Company, and to the extent that the provision of information is permitted under applicable law, so that (without imposing any obligation on the Trustee) the Trustee can determine whether it has tax-related obligations under FATCA Applicable Law and the Company acknowledges that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with FATCA Applicable Law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Abercrombie & Fitch Management Co.
Abercrombie & Fitch Holding Corporation
A&F Canada Holding Co.
A & F Trademark, Inc.
AFH Puerto Rico LLC
Hollister Co.
Hollister Co. California, LLC
J.M.H. Trademark, Inc.
Abercrombie & Fitch Stores, Inc.
Abercrombie & Fitch Trading Co.

By:	/s/ Everett E. Gallagher, Jr.
Name:	Everett E. Gallagher, Jr.
Title:	Senior Vice President & Treasurer

Abercrombie & Fitch Co.

By:	/s/ Everett E. Gallagher, Jr.
Name:	Everett E. Gallagher, Jr.
Title:	Senior Vice President – Tax, Treasury & Risk Management & Treasurer

Abercrombie & Fitch Procurement Services, LLC

By:	Abercrombie & Fitch Trading Co., its sole member

	By:	/s/ Everett E. Gallagher, Jr.
	Name:	Everett E. Gallagher, Jr.
	Title:	Senior Vice President & Treasurer

[Signature Page — Indenture]

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee, Registrar, Paying Agent and Notes Collateral Agent

By:	/s/ Katherine Esber
Name:	Katherine Esber
Title:	Vice President

[Signature Page — Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

1.	Definitions.

1.1	Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note and Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Restricted Period.” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

Appendix A-1

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

1.2	Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Regulation S Permanent Global Notes	2.1(b)
Regulation S Temporary Global Notes	2.1(b)
Rule 144A Global Notes	2.1(b)

2.	The Notes.

2.1	Form and Dating; Global Notes.

(a)    The Initial Notes issued on the date hereof will be (i) privately placed by the Company pursuant to the Offering Memorandum and (ii) sold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more agreements in accordance with applicable law.

(b)    Global Notes. (i) Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which, in the case of Initial Notes, shall be registered in the name of the Depository or the nominee of the Depository.

Appendix A-2

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the Depository. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee in the case of Initial Notes upon request of the Company in a written order signed by an Officer, shall cancel the Regulation S Temporary Global Note. In the case of Initial Notes, the aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. In the case of Initial Notes, the Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the Restricted Notes Legend.

Members of, or direct or indirect participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or under the Global Notes. The Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of the holder of any Note.

The Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the sole owner of the Global Notes for all purposes under the Indenture and the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its agent members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(i)    Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) in the case of Initial Notes, the Depository (a) notifies the Company at any time that it is unwilling or unable to continue as depository for such Global Note and a successor depository is not appointed within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act and in each case a successor depository is not

Appendix A-3

appointed within 90 days or (y) the Company, at its option and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

(ii)    In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and, upon written order of the Company signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iii)    Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(iv)    [Reserved].

(v)    The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

2.2	Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Company for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).

(b)    Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

Appendix A-4

(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository, as applicable, directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository, containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B)    if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv)    A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

Appendix A-5

(A)    if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B)    if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Company or the Registrar so requests or if the applicable rules and procedures of the Depository, so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order of the Company in the form of an Officer’s Certificate in accordance with Section 2.01 of the Indenture, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v)    Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c)    Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i)    Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

Appendix A-6

(A)    if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;

(B)    if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(C)    if such Transfer Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(D)    if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(E)    if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F)    if such Transfer Restricted Definitive Note is being transferred to the Company or a Subsidiary thereof, a certificate from such holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii)    Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)    if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B)    if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note,

Appendix A-7

and, in each such case, if the Company or the Registrar so requests or if the applicable rules and procedures of the Depository, so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order of the Company in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order of the Company in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv)    Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i)    Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

Appendix A-8

(A)    if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C)    if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D)    if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (D) above, a certificate in the form attached to the applicable Note; and

(E)    if such transfer will be made to the Company or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii)    Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)    if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or

(B)    if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Company or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

Appendix A-9

(iv)    Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f)    Legend.

(i)    Except as permitted by the following paragraph (iii), (iv) or (v), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN

ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER (1) REPRESENTS THAT (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR (B) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND (2) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY (A) TO ABERCROMBIE & FITCH MANAGEMENT CO. OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN

Appendix A-10

COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. BY ITS PURCHASE OR ACQUISITION OF THIS NOTE, THE HOLDER REPRESENTS AND AGREES THAT (1) IT IS NOT AND WILL NOT BE (AND IS NOT AND WILL NOT BE DEEMED FOR PURPOSES OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) TO BE) (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED UNDER SECTION 3(3) OF ERISA), (B) A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR PROVISIONS UNDER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (C) AN ENTITY, THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN OR PLAN’S INVESTMENT IN SUCH ENTITY; OR (2) THE PURCHASE AND HOLDING OF THIS NOTE DOES NOT AND WILL NOT CONSTITUTE OR INVOLVE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR, IF APPLICABLE, A VIOLATION OF SIMILAR LAWS.”

Each Definitive Note shall bear the following additional Legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii)    Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction

Appendix A-11

on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii)    Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(iv)    Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee, as applicable, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee, as applicable, or by the Depository at the direction of the Trustee to reflect such increase.

(h)    Obligations with Respect to Transfers and Exchanges of Notes.

(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)    No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06,4.06,4.08 and 9.05 of this Indenture).

(iii)    Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Appendix A-12

(iv)    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i)    No Obligation of the Trustee.

(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or any nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depository or any nominee thereof in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to any members, participants and any beneficial owners thereof.

(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants, members or beneficial owners of the Depositary in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-13

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

[Restricted Notes Legend]

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER (1) REPRESENTS THAT (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR (B) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND (2) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY (A) TO ABERCROMBIE & FITCH MANAGEMENT CO. OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION

Exhbit A-1

PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. BY ITS PURCHASE OR ACQUISITION OF THIS NOTE, THE HOLDER REPRESENTS AND AGREES THAT (1) IT IS NOT AND WILL NOT BE (AND IS NOT AND WILL NOT BE DEEMED FOR PURPOSES OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) TO BE) (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED UNDER SECTION 3(3) OF ERISA), (B) A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR PROVISIONS UNDER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (C) AN ENTITY, THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN OR PLAN’S INVESTMENT IN SUCH ENTITY; OR (2) THE PURCHASE AND HOLDING OF THIS NOTE DOES NOT AND WILL NOT CONSTITUTE OR INVOLVE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR, IF APPLICABLE, A VIOLATION OF SIMILAR LAWS.”

[Definitive Notes Legend]

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Exhibit A-2

[FORM OF NOTE]

ABERCROMBIE & FITCH MANAGEMENT CO.,

No. [ 🌑 ] 144A CUSIP No. 003000AA4

144A ISIN No. US003000AA44

REG S CUSIP No. U0029TAA8

REG S ISIN No. USU0029TAA89

$[ 🌑 ]

8.75% Senior Secured Note due 2025

ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on July 15, 2025.

Interest Payment Dates: January 15 and July 15, commencing January 15, 2021.

Record Dates: January 1 and July 1.

Additional provisions of this Note are set forth on the other side of this Note.

Exhibit A-3

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

ABERCROMBIE & FITCH MANAGEMENT CO.,

By:
Name:
Title:

Exhibit A-4

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

Exhibit A-5

[FORM OF REVERSE SIDE OF NOTE]

8.75% Senior Secured Note Due 2025

1.	Interest

ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (such entity, and its successors and assigns under the Indenture hereinafter referred to, being herein called, the “Company”), promises to pay interest on the principal amount of 8.75% Senior Secured Notes due 2025 (the “Notes”) at the rate per annum shown above. The Company shall pay interest semiannually on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing [January 15, 2021].1 Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from [July 2, 2020]2, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on January 1 or July 1 (each, a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by DTC or any successor depositary. The Company shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, U.S. Bank National Association, as trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar. The Company may remove any Registrar or Paying

1 For Initial Notes.

2 For Initial Notes.

Exhibit A-6

Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Company or any their wholly owned domestically organized Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of July 2, 2020 (the “Indenture”), among the Company, the Guarantors, the Trustee and U.S. Bank National Association, as notes collateral agent (the “Notes Collateral Agent”). Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

The Notes are senior secured Obligations of the Company. [This Note is one of the Initial Notes referred to in the Indenture and is referred to herein as the “Initial Notes.”]3 The Notes comprise a series of Notes issued under the Indenture and include the Initial Notes [(the “Initial Notes”)] and any Additional Notes.

The Initial Notes and any Additional Notes may, at the Company’s option, be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number and/or ISIN, if applicable. The Indenture imposes certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

The Guarantors (including each Wholly Owned Restricted Subsidiary of the Company that is not an Excluded Subsidiary and that is required to guarantee the Guaranteed Obligations pursuant to Section 4.11 of the Indenture) shall jointly and severally guarantee the Guaranteed Obligations pursuant to the terms of the Indenture.

3 For Initial Notes.

Exhibit A-7

5.	Redemption

On or after July 15, 2022, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 15 nor more than 60 days’ prior notice mailed (or caused to be mailed) by the Company by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address (with a copy to the Trustee), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Period	Redemption Price
2022	104.375%
2023	102.188%
2024 and thereafter	100.000%

In addition, prior to July 15, 2022, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 15 nor more than 60 days’ prior notice mailed (or caused to be mailed) by the Company by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address (with a copy to the Trustee), at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Notwithstanding the foregoing, at any time and from time to time prior to July 15, 2022, the Company may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by the Parent to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or are used to purchase Capital Stock (other than Disqualified Stock) of the Company, at a redemption price (expressed as a percentage of principal amount of the notes redeemed) of 108.75%, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 60% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 15 nor more than 60 days’ notice mailed, or delivered electronically if held by DTC, by the Company to each holder of the notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an Incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to the satisfaction (or waiver by the Company) of one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each

Exhibit A-8

such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. If any such condition precedent has not been satisfied (or waived by the Company), the Company shall provide written notice to the Trustee and the holders no later than the close of business on the Business Day prior to the redemption date (or such other date as may be required pursuant to the applicable procedures of DTC). Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed, in each case as provided in such notice.

6.	Mandatory Redemption

The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7.	Notice of Redemption

Notices of redemption will be mailed (or caused to be mailed) by first-class mail, or delivered electronically if held by DTC, at least 15 but not more than 60 days before the redemption date, to each holder of Notes to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article VIII thereof with respect to the Notes. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the redemption price of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

8.	Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each holder shall have the right, subject to certain conditions specified in the Indenture, to require the Company to repurchase all or any part of such holder’s Notes, including the Notes, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of the Indenture.

In accordance with Section 4.06 of the Indenture, the Company will be required to offer to purchase Notes including the Notes, upon the occurrence of certain events.

9.	[Intentionally Omitted]

Exhibit A-9

10.	Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A holder shall register the transfer of or exchange of the Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes required by law or permitted by the Indenture. The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

11.	Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

12.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

13.	Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be.

14.	Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture as it relates to the Notes or the Notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding and (ii) any past default with respect to the Notes or compliance with any provisions with respect to the Notes may be waived with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class.

The Company, the Trustee and the Notes Collateral Agent, if applicable, may amend the Indenture, the Notes and the Guarantees without notice to or the consent of any holder (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Company (with respect to the Company) of the obligations of the Parent or the Company under the Indenture with respect to the Notes; (iii) to provide for the assumption by a Successor Guarantor (with respect to any Guarantor) of the obligations of a Subsidiary Guarantor

Exhibit A-10

under the Indenture with respect to the Notes and its Guarantee; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that uncertificated Notes are in registered form for purposes of Section 163(f) of the Code; (v) to add a Guarantee or collateral with respect to the Notes; (vi) to add collateral to secure the Notes; (vii) to add to the covenants of the Parent for the benefit of the holders or to surrender any right or power conferred upon the Parent; (viii) to add additional assets as Collateral; (ix) to make, complete or confirm any grant of security interest in any property or assets as additional collateral securing the obligations under the Indenture, the Notes and the Guarantees, including when permitted or required by the Indenture or any of the Security Documents or any release, termination or discharge of Collateral when permitted or required by the Indenture or any of the Security Documents; (x) to enter into or amend the ABL Intercreditor Agreement and/or a Pari Passu Intercreditor Agreement (if any) or Security Document (or a supplement thereto) under circumstances provided therein; (xi) to make any change that does not adversely affect the rights of any holder of Notes in any material respect; (xii) to conform the text of the Indenture, Guarantees, the Notes, the Security Documents or the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) to any provision of the “Description of Notes” in the Offering Memorandum; (xiii) to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of Additional Notes; or (xiv) to release a Guarantor from its Guarantee of the Notes when permitted or required under the terms of the Indenture with respect to the Notes.

15.	Defaults and Remedies

If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Parent) occurs and is continuing with respect to the Notes, the Trustee by notice to the Parent or the holders of at least 25% in principal amount of outstanding Notes by notice to the Parent, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable with respect to the Notes. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to the Parent occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities which might be Incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered and, if requested, provided the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request

Exhibit A-11

and the offer of security or indemnity, and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability (it being understood that the Trustee shall have no obligation to ascertain whether or not such direction is unduly prejudicial to any other holder). Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

16.	Trustee Dealings with the Company

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others

No director, officer, employee, manager or incorporator of the Company or any Guarantor, and no holder of any Equity Interests in the Parent or any direct or indirect parent company of the Parent, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees, the Security Documents, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any) or the Indenture, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

18.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19.	Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/GZM/A (=Uniform Gift to Minors Act).

20.	Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-12

21.	CUSIP Numbers; ISINs

The Company has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed thereon.

The Company will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

Exhibit A-13

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint [ ● ] agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:                      Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:

Signature must be guaranteed by a participant in a Signature of Signature Guarantee recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit A-14

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED NOTE

This certificate relates to $[ 🌑 ] principal amount of Notes held in (check applicable space)                 book-entry or                 definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company; or

(2)	☐	to the Registrar for registration in the name of the holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	[Reserved]; or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (6) or (7) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee have reasonably requested to confirm that such

Exhibit A-15

transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:                      Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:

Signature must be guaranteed by a participant in a Signature of Signature Guarantee recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit A-16

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:

NOTICE: to be executed by an executive officer

Exhibit A-17

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[ 🌑 ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

Exhibit A-18

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale ☐     Change of Control ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):

$

Date:                      Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit A-19

EXHIBIT B

[FORM OF TRANSFEREE LETTER OF REPRESENTATION]

TRANSFEREE LETTER OF REPRESENTATION

ABERCROMBIE & FITCH MANAGEMENT CO.

[[ 🌑 ]]

Ladies and Gentlemen:

This certificate is delivered to request a transfer of [$[ 🌑 ] principal amount of the 8.750% Senior Secured Notes due 2025 (the “Notes”)] of ABERCROMBIE & FITCH MANAGEMENT CO. (collectively with its successors and assigns, the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.    We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to July 2, 2021 and the last date on which either of the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of clauses (a) through (d)

Exhibit B-1

in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause 2(b), 2(c) or 2(d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

Dated:

TRANSFEREE:

By:

Exhibit B-2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [ 🌑 ], among [NEW GUARANTOR] (the “New Guarantor”), a direct or indirect subsidiary of ABERCROMBIE & FITCH MANAGEMENT CO. (or its successor), a Delaware corporation (“The Company”), and U.S. Bank National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S E T H:

WHEREAS Abercrombie & Fitch Management Co. and the Trustee have heretofore executed an indenture, dated as of July 2, 2020 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 8.75% Senior Secured Notes due 2025 (the “Notes”):

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of Notes as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.    Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

Exhibit C-1

4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.    Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Company and the New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

8.    Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

[Remainder of page intentionally left blank.]

Exhibit C-2

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ABERCROMBIE & FITCH MANAGEMENT CO.

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

Exhibit C-3

EXHIBIT D

[FORM OF PARI PASSU INTERCREDITOR AGREEMENT]

PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[                ], 20[    ]

among

U.S. BANK NATIONAL ASSOCIATION,

as Initial First Lien Representative and Initial First Lien Collateral Agent,

[                ],

as the Initial Other Representative,

[                ],

as the Initial Other Collateral Agent,

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

ABERCROMBIE & FITCH MANAGEMENT CO.,

as the Company

and the other Grantors referred to herein

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EXHIBITS

Exhibit A	-	Form of Joinder Agreement (Additional First Lien Debt / Replacement Indenture)

Exhibit B	-	Form of Additional First Lien Debt / Replacement Indenture Designation

Exhibit C	-	Form of Joinder Agreement (Additional Grantors)

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This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [                    ], 20[    ], among U.S. BANK NATIONAL ASSOCIATION, as trustee for the Initial Indenture Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Representative”) and as notes collateral agent for the Initial Indenture Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Collateral Agent”), [                    ], as Representative for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Representative”), [                    ], as collateral agent for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other First Lien Claimholders of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (the “Company”) and the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article 1 below.

Reference is made to that certain Indenture, dated as of July 2, 2020, by and among the Company as issuer, Abercrombie & Fitch Co., a Delaware corporation (“Parent”), the other guarantors party hereto from time to time, the Initial First Lien Representative as trustee, the Initial First Lien Collateral Agent as notes collateral agent (as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Initial Indenture”) in connection with 8.75% Senior Secured Notes due 2025 or any additional notes issued thereunder from time to time.

The obligations of the Company and other Grantors under the Initial Indenture will be secured on a first-priority basis by liens on substantially all the assets of the Company, Parent and the other Grantors pursuant to the terms of the Initial Indenture Collateral Documents;

The Initial Indenture Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial First Lien Representative (for itself and on behalf of each other Initial Indenture Claimholder), the Initial First Lien Collateral Agent (for itself and on behalf of each other Initial Indenture Claimholder), the Initial Other Representative (for itself and on behalf of each other Initial Other First Lien Claimholder), the Initial Other Collateral Agent (for itself and on behalf of each other Initial Other First Lien Claimholder) and each Additional First Lien Representative and Additional First Lien Collateral Agent (in each case, for itself and on behalf of the Additional First Lien Claimholders of the applicable Series), intending to be legally bound, hereby agrees as follows:

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ARTICLE I.

DEFINITIONS

SECTION 1.1 Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Initial Indenture (whether or not then in effect), and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper. As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Claimholders” has the meaning set forth in Section 5.14.

“Additional First Lien Collateral Agent” means with respect to each Series of Other First Lien Obligations and each Replacement Indenture, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as collateral agent (or the equivalent) for such Series of Other First Lien Obligations or Replacement Indenture and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional First Lien Collateral Agent is the Collateral Agent under a Replacement Indenture, it shall also be a Replacement Collateral Agent and the Indenture Collateral Agent, otherwise it shall be an Other First Lien Collateral Agent.

“Additional First Lien Debt” has the meaning set forth in Section 5.14.

“Additional First Lien Representative” means with respect to each Series of Other First Lien Obligations and each Replacement Indenture, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other First Lien Obligations or Replacement Indenture and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional First Lien Representative is the Representative under a Replacement Indenture, it shall also be a Replacement Representative and the Indenture Representative, otherwise it shall be an Other First Lien Representative.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Applicable Collateral Agent” means the Collateral Agent for the First Lien Claimholders whose Representative is the Applicable Representative.

“Applicable Representative” means, with respect to any Shared Collateral, (A) if no Designated Secured Bank Indebtedness Representative has been designated by the Company, the Representative of the Series of First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding series of First Lien Obligations and (B) if a Designated Secured Bank Indebtedness Representative has been designated by the Company, (i) until the earlier of (x) the Discharge of the Secured Bank Indebtedness represented by the Designated Secured Bank Indebtedness Representative and (y) the Non-Controlling Authorized Representative Enforcement Date, the Designated

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Secured Bank Indebtedness Representative and (ii) from and after the earlier of (x) the Discharge of such Secured Bank Indebtedness and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Bankruptcy Case” has the meaning set forth in Section 2.5.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First Lien Collateral Document to secure one or more Series of First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.

“Collateral Agent” means (i) in the case of any Indenture Obligations, the Indenture Collateral Agent (which in the case of the Initial Indenture Obligations shall be the Initial First Lien Collateral Agent and in the case of any Replacement Indenture shall be the Replacement Collateral Agent) and (ii) in the case of the Other First Lien Obligations, the Other First Lien Collateral Agent (which in the case of the Initial Other First Lien Obligations shall be the Initial Other Collateral Agent and in the case of any other Series of Other First Lien Obligations shall be the Additional First Lien Collateral Agent for such Series).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Collateral Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Control Collateral includes any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letter of Credit Rights or Electronic Chattel Paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code.

“Controlling Claimholders” means, with respect to any Common Collateral, the First Lien Claimholders whose Representative is the Applicable Representative for such Common Collateral.

“Controlling Facility” means, the facility established in connection with the Series of First Lien Obligations held by the Controlling Claimholders.

“Declined Liens” has the meaning set forth in Section 2.11.

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“Default” means a “Default” (or similarly defined term) as defined in any First Lien Document.

“Designated Secured Bank Indebtedness Representative” means any Representative with respect to any Series of Secured Bank Indebtedness designated to be the Designated Secured Bank Indebtedness Representative by the Company upon the entry into the Pari Passu Intercreditor Agreement by such Representative, whether by joinder or otherwise.

“Designated Secured Bank Indebtedness Collateral Agent” means the Collateral Agent with respect to any Secured Bank Indebtedness designated to be the Designated Secured Bank Indebtedness Collateral Agent by the Company upon the entry into the Pari Passu Intercreditor Agreement by such Collateral Agent, whether by joinder or otherwise.

“Designation” means a designation of Additional First Lien Debt and, if applicable, the designation of a Replacement Indenture, in each case, in substantially the form of Exhibit B attached hereto.

“DIP Financing” has the meaning set forth in Section 2.5(b).

“DIP Financing Liens” has the meaning set forth in Section 2.5(b).

“DIP Lenders” has the meaning set forth in Section 2.5(b).

“Discharge” means, with respect to any Series of First Lien Obligations, that such Series of First Lien Obligations is no longer secured by, and no longer required to be secured by, any Shared Collateral pursuant to the terms of the applicable First Lien Documents for such Series of First Lien Obligations. The term “Discharged” shall have a corresponding meaning.

“Discharge of Indenture” means, except to the extent otherwise provided in Section 2.6, the Discharge of the Indenture Obligations; provided that the Discharge of Indenture shall be deemed not to have occurred if a Replacement Indenture is entered into until, subject to Section 2.6, the Replacement Indenture Obligations shall have been Discharged.

“Equity Release Proceeds” has the meaning set forth in Section 2.4(a).

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Document.

“First Lien Claimholders” means (i) the Indenture Claimholders and (ii) the Other First Lien Claimholders with respect to each Series of Other First Lien Obligations.

“First Lien Collateral Documents” means, collectively, (i) the Indenture Collateral Documents and (ii) the Other First Lien Collateral Documents.

“First Lien Documents” means (i) the Indenture Documents, (ii) Initial Other First Lien Documents and (iii) each other Other First Lien Document.

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“First Lien Obligations” means, collectively, (i) the Indenture Obligations and (ii) each Series of Other First Lien Obligations.

“Grantors” means Parent, the Company and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Collateral Document to secure any Series of First Lien Obligations.

“Impairment” has the meaning set forth in Section 2.1(b)(ii).

“Indebtedness” means indebtedness in respect of borrowed money.

“Indenture” means (i) the Initial Indenture and (ii) each Replacement Indenture.

“Indenture Claimholders” means (i) the Initial Indenture Claimholders and (ii) the Replacement Indenture Claimholders.

“Indenture Collateral Agent” means (i) the Initial First Lien Collateral Agent and (ii) the Replacement Collateral Agent under any Replacement Indenture.

“Indenture Collateral Documents” means (i) the Initial Indenture Collateral Documents and (ii) the Replacement Indenture Collateral Documents.

“Indenture Documents” means (i) the Initial Indenture Documents and (ii) the Replacement Indenture Documents.

“Indenture Obligations” means (i) the Initial Indenture Obligations and (ii) the Replacement Indenture Obligations.

“Indenture Representative” means (i) the Initial First Lien Representative and (ii) the Replacement Representative under any Replacement Indenture.

“Initial Indenture” has the meaning set forth in the first paragraph of this Agreement.

“Initial Indenture Claimholders” means the holders of any Initial Indenture Obligations, including the “Notes Secured Parties” as defined in the Initial Indenture and the Initial First Lien Representative and Initial First Lien Collateral Agent.

“Initial Indenture Collateral Documents” means the Security Documents (as defined in the Initial Indenture) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Indenture Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Indenture Documents” means the Indenture, each Initial Indenture Collateral Document and Notes (as defined in the Initial Indenture), and each of the other agreements, documents and instruments providing for or evidencing any other Initial Indenture Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“Initial Indenture Obligations” means the “Obligations” as defined in the Initial Indenture and shall include without limitation all principal, interest, fees, expenses (including any interest, fees, expenses and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts are allowed or allowable claims under applicable state, federal or foreign law), penalties, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the Initial Indenture Documents.

“Initial First Lien Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial First Lien Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Other Collateral Documents” means the [Security][Collateral] Documents (as defined in the Initial Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].

“Initial Other First Lien Claimholders” means the holders of any Initial Other First Lien Obligations, the Initial Other Representative and the Initial Other Collateral Agent.

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, each Initial Other Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Initial Other First Lien Obligations, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.

“Initial Other Representative” has the meaning set forth in the introductory paragraph to this Agreement.

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“Insolvency or Liquidation Proceeding” means:

(1)    any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(2)    any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(3)    any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4)    any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intervening Creditor” has the meaning set forth in Section 2.1(b)(i).

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each Collateral Agent and each other Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations (including the Indenture) and bind First Lien Claimholders hereunder.

“Lien” means any lien (including judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Major Non-Controlling Representative” means the Representative of the Series of First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations, other than the obligations under the then applicable Secured Bank Indebtedness, with respect to the Shared Collateral (provided, however, that if there are two outstanding Series of First Lien Obligations which have an equal outstanding principal amount (other than the obligations under the then applicable Secured Bank Indebtedness), the Series of First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition). For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.

“Non-Controlling Claimholders” means, with respect to any Shared Collateral, the First Lien Claimholders which are not Controlling Claimholders with respect to such Shared Collateral.

“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.

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“Non-Controlling Representative Enforcement Date” means the date that is 180 days (throughout which 180-day period the Applicable Representative was not the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an Event of Default, as defined in the applicable First Lien Documents governing the First Lien Obligations for which such Major Non-Controlling Authorized Representative is the Representative, and (b) each Collateral Agent’s and each Representative’s receipt of written notice from that Representative certifying that (i) such Representative is the Major Non-Controlling Authorized Representative and that an Event of Default, as defined in the applicable First Lien Documents governing the First Lien Obligations for which such Major Non-Controlling Authorized Representative is the Representative, has occurred and is continuing and (ii) the First Lien Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the applicable First Lien Documents governing the First Lien Obligations for which such Major Non-Controlling Authorized Representative is the Representative; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the then-current Applicable Representative or the Applicable Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to all or a material portion of the Shared Collateral or (2) at any time the Company or any Guarantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

“Other First Lien Agreement” means any indenture, notes, credit agreement or other agreement, document (including any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Other First Lien Agreement) or instrument, including the Initial Other First Lien Agreement, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14. For avoidance of doubt, neither the Initial Indenture nor any Replacement Indenture shall constitute an Other First Lien Agreement.

“Other First Lien Claimholder” means the holders of any Other First Lien Obligations and any Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Claimholders.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Indenture Collateral Agent.

“Other First Lien Collateral Documents” means the Security Documents or Collateral Documents or similar term (in each case as defined in the applicable Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Other First Lien Obligations, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Collateral Documents applicable thereto and each other agreement, document and instrument providing for or evidencing any other Other First Lien Obligation, as each may be amended, restated, amended and restated,

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supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Claimholder (including any Initial Other First Lien Claimholder) pursuant to the terms of any Other First Lien Document (including the Initial Other First Lien Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. Other First Lien Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For avoidance of doubt, neither the Initial Indenture Obligations nor any Replacement Indenture Obligations shall constitute Other First Lien Obligations.

“Other First Lien Representative” means each of the First Lien Representatives other than the Initial First Lien Representative.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Collateral Documents.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Indenture Documents or Other First Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning set forth in Section 2.1(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

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“Replacement Collateral Agent” means, in respect of any Replacement Indenture, the collateral agent or person serving in similar capacity under the Replacement Indenture.

“Replacement Indenture” means any loan agreement, indenture or other agreement that (i) Refinances the Indenture in accordance with Section 2.8 hereof so long as, after giving effect to such Refinancing, the agreement that was the Indenture immediately prior to such Refinancing is no longer secured, and no longer required to be secured, by any of the Collateral and (ii) becomes the Indenture hereunder by designation as such pursuant to Section 5.14.

“Replacement Indenture Claimholders” means the holders of any Replacement Indenture Obligations, including the “Notes Secured Parties” (or similar term) as defined in the Replacement Indenture or in the Replacement Indenture Collateral Documents and the Replacement Representative and Replacement Collateral Agent.

“Replacement Indenture Collateral Documents” means the Security Documents or Collateral Documents or similar term (as defined in the Replacement Indenture) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Replacement Indenture Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Replacement Indenture Documents” means the Replacement Indenture, each Replacement Indenture Collateral Document and the other Notes Documents or similar term (as defined in the Replacement Indenture), and each of the other agreements, documents and instruments providing for or evidencing any other Replacement Indenture Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Replacement Indenture Obligations” means the “Obligations” or similar term as defined in the Replacement Indenture and shall include without limitation all principal, interest, fees, expenses (including any interest, fees, expenses and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts are allowed or allowable claims under applicable state, federal or foreign law), penalties, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the Replacement Indenture Documents.

“Replacement Representative” means, in respect of any Replacement Indenture, the administrative agent, trustee or person serving in similar capacity under the Replacement Indenture.

“Representative” means, at any time, (i) in the case of any Initial Indenture Obligations or the Initial Indenture Claimholders, the Initial First Lien Representative, (ii) in the case of any Replacement Indenture Obligations or the Replacement Indenture Claimholders, the Replacement Representative, (iii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Claimholders, the Initial Other Representative, and (iv) in the case of any other Series of Other First Lien Obligations or Other First Lien Claimholders of such Series that becomes subject to this Agreement after the date hereof, the Additional First Lien Representative for such Series.

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“Secured Bank Indebtedness” means, if designated by the Company to be included in this definition and secured by a Permitted Lien incurred pursuant to clause (6)(B)(y) of the definition of Permitted Liens as set forth in the Indenture and otherwise permitted by the First Lien Documents, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Series” means (a) with respect to the First Lien Claimholders, each of (i) the Initial Indenture Claimholders (in their capacities as such), (ii) the Initial Other First Lien Claimholders (in their capacities as such), (iii) the Replacement Indenture Claimholders (in their capacities as such), and (iv) the Other First Lien Claimholders (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other First Lien Claimholders) and (b) with respect to any First Lien Obligations, each of (i) the Initial Indenture Obligations, (ii) the Initial Other First Lien Obligations, (iii) the Replacement Indenture Obligations and (iv) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Representatives) hold, or purport to hold, a valid security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or purport to hold, a valid security interest in any Collateral at such time then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold or purport to hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not hold or purport to hold a valid security interest in such Collateral at such time.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of such other Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

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“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Underlying Assets” has the meaning set forth in Section 2.4(a).

SECTION 1.2    Rules of Interpretation.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II.

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.1 Priority of Claims.

(a)    Anything contained herein or in any of the First Lien Documents to the contrary notwithstanding (but subject to the ABL Intercreditor Agreement and Section 2.1(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Claimholder receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral or Equity Release Proceeds received by any First Lien Claimholder or received by the Applicable Collateral Agent or any First Lien Claimholder pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such

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distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any First Lien Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(i)    FIRST, to the payment of all amounts owing to the Applicable Collateral Agent (in its capacity as such) and the Applicable Representative (in its capacity as such) secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, including all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other First Lien Document or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First Lien Document and all fees and indemnities owing to such Authorized Collateral Agent and Authorized Representative, ratably to each such Applicable Collateral Agent and Applicable Representative in accordance with the amounts payable to it pursuant to this clause FIRST;

(ii)    SECOND, subject to Section 2.1(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other First Lien Obligations of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the First Lien Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such First Lien Obligations owing to each such respective Representative and the other First Lien Claimholders represented by it for distribution by such Representative in accordance with its respective First Lien Documents; and

(iii)    THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same, including pursuant to the ABL Intercreditor Agreement, if applicable.

If, despite the provisions of this Section 2.1(a), any First Lien Claimholder shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.1(a), such First Lien Claimholder shall hold such payment or recovery in trust for the benefit of all First Lien Claimholders for distribution in accordance with this Section 2.1(a).

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(b)    (i) Notwithstanding the foregoing, with respect to any Shared Collateral or Equity Release Proceeds for which a third party (other than a First Lien Claimholder) has a Lien that is junior in priority to the Lien of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(i)    In furtherance of the foregoing and without limiting the provisions of Section 2.3, it is the intention of the First Lien Claimholders of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Claimholders of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c)    It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then existing First Lien Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.1(a) or the provisions of this Agreement defining the relative rights of the First Lien Claimholders of any Series.

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(d)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 2.1(b)), each First Lien Claimholder hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.2 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)    Notwithstanding Section 2.1, (i) only the Applicable Collateral Agent shall have the right to act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or any other First Lien Claimholder other than the Applicable Representative) and (iii) no Non-Controlling Representative or other First Lien Claimholder (other than the Applicable Collateral Agent) shall or shall instruct any Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any First Lien Collateral Document (other than the First Lien Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the First Lien Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b)    Without limiting the provisions of Section 4.2, each Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.

(c)    Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral. No Representative, First Lien Claimholder or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Claimholder, Collateral Agent or Representative with respect to any Collateral not constituting Shared Collateral.

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(d)    Each of the Collateral Agents (other than the Indenture Collateral Agent) and the Representatives (other than the Indenture Representative) agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Other First Lien Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of First Lien Claimholders for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Collateral Documents applicable to it.

(e)    Each of the First Lien Claimholders agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in all or any part of the Collateral or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Collateral Agent or any Representative to enforce this Agreement or (ii) the rights of any First Lien Claimholder to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

SECTION 2.3 No Interference; Payment Over; Exculpatory Provisions.

(a)    Each First Lien Claimholder agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any First Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Claimholder from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.2, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other First Lien Claimholder to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other First Lien Claimholder represented by it of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Claimholder represented by it seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to

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prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Claimholder to (i) enforce this Agreement or (ii) contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

(b)    Each First Lien Claimholder hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any First Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Claimholders having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.1(a) hereof, provided, however, that the foregoing shall not apply to any Shared Collateral purchased by any First Lien Claimholder for cash pursuant to any exercise of remedies permitted hereunder.

(c)    None of the Applicable Collateral Agent, any Applicable Representative or any other First Lien Claimholder shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or any other First Lien Claimholder with respect to any Collateral in accordance with the provisions of this Agreement.

SECTION 2.4 Automatic Release of Liens.

(a)    If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Claimholders (or in favor of such other First Lien Claimholders if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.1 hereof. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent or related Applicable Representative of such Series of First Lien Obligations releases any guarantor from its obligation under a guarantee of the Series of First Lien Obligations for which it serves as agent prior to a Discharge of such Series of First Lien Obligations, such guarantor also shall be released from its guarantee of all other First Lien Obligations. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each other Collateral Agent (or in favor of such other First Lien Claimholders if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person will be automatically released to the same extent as the Liens of the Applicable Collateral Agent are released; provided that any proceeds of any such equity interests foreclosed upon where the Applicable Collateral Agent releases its Lien on

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the assets of such Person on which another Series of First Lien Obligations holds a Lien on any of the assets of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of First Lien Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to Section 2.1 hereof.

(b)    Without limiting the rights of the Applicable Collateral Agent under Section 4.2, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral, Underlying Assets or guarantee provided for in this Section.

SECTION 2.5 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)    This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b)    If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Claimholder (other than any Controlling Claimholder or any Representative of any Controlling Claimholder) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Claimholder, or a Representative of the Controlling Claimholders, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Claimholders, each Non-Controlling Claimholder will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Claimholders (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Claimholders, each Non-Controlling Claimholder will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Claimholders of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à -vis all the other First Lien Claimholders (other than any Liens of the First Lien Claimholders constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Claimholders of each Series are granted Liens on any additional collateral pledged to any First Lien Claimholders as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to

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Section 2.1(a) of this Agreement, and (D) if any First Lien Claimholders are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.1(a) of this Agreement; provided that the First Lien Claimholders of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Claimholders of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a Declined Lien with respect to such First Lien Claimholders or their Representative or Collateral Agent); provided, further, that the First Lien Claimholders receiving adequate protection shall not object to any other First Lien Claimholder receiving adequate protection comparable to any adequate protection granted to such First Lien Claimholders in connection with a DIP Financing or use of cash collateral.

(c)    If any First Lien Claimholder is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations pursuant to Section 2.1.

SECTION 2.6 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash. This Section 2.6 shall survive termination of this Agreement.

SECTION 2.7 Insurance and Condemnation Awards. As among the First Lien Claimholders, the Applicable Collateral Agent (acting at the direction of the Applicable Representative), shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Collateral Agent or any other First Lien Claimholder receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.1 hereof.

SECTION 2.8 Refinancings. The First Lien Obligations of any Series may, subject to Section 5.14 and the limitations set forth in the First Lien Documents, be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Document)

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of any First Lien Claimholder of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness. If such Refinancing Indebtedness is intended to constitute a Replacement Indenture, the Company shall so state in its Designation.

SECTION 2.9 Gratuitous Bailee/Agent for Perfection.

(a)    The Applicable Collateral Agent shall be entitled to hold any Possessory Collateral constituting Shared Collateral.

(b)    Notwithstanding the foregoing, each Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Claimholder (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.9. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other First Lien Claimholder and any assignee solely for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this Section 2.9.

(c)    No Collateral Agent shall have any obligation whatsoever to any First Lien Claimholder to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.9. The duties or responsibilities of each Collateral Agent under this Section 2.9 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.9 and delivering the Possessory Collateral constituting Shared Collateral as provided in Section 2.9(e) below.

(d)    None of the Collateral Agents or any of the First Lien Claimholders shall have by reason of the First Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other First Lien Claimholder, and each Collateral Agent and each First Lien Claimholder hereby waives and releases the other Collateral Agents and First Lien Claimholders from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.9 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).

(e)    At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any necessary

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endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent First Lien Obligations remain outstanding and second, to the applicable Grantor to the extent no First Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same, including pursuant to the ABL Intercreditor Agreement. The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then Applicable Collateral Agent at the expense of the Company in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Shared Collateral.

SECTION 2.10 Amendments to First Lien Collateral Documents.

(a)    Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no First Lien Collateral Document may be amended, restated, amended and restated, supplemented, replaced or Refinanced or otherwise modified from time to time or entered into to the extent such amendment, supplement, Refinancing or modification, or the terms of any new First Lien Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)    In determining whether an amendment to any First Lien Collateral Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

SECTION 2.11 Similar Liens and Agreements.

(a)    The parties hereto agree that it is their intention that the Collateral be identical for all First Lien Claimholders provided, that this provision will not be violated with respect to any particular Series if the First Lien Document for such Series prohibits the Collateral Agent for that Series from accepting a Lien on such asset or property or such Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series, a “Declined Lien”). In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(i)    upon request by any Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Indenture Documents and the Other First Lien Documents; and

(ii)    that the documents and agreements creating or evidencing the Liens on Shared Collateral securing the Indenture Obligations and the Other First Lien Obligations shall, subject to the terms and conditions of Section 5.2, be in all material respects the same forms of documents as one another, except that the documents and agreements creating or evidencing the Liens securing the Other First Lien Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other First Lien Obligations and to address any Declined Lien.

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ARTICLE II.

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Claimholder or any other person as a result of such determination.

ARTICLE III.

THE APPLICABLE COLLATERAL AGENT

SECTION 4.1 Authority.

(a)    Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Claimholder or give any Non-Controlling Claimholder the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.1 hereof.

(b)    In furtherance of the foregoing, each Non-Controlling Claimholder acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Claimholders, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Claimholders would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Claimholders. Without limiting the foregoing, each Non-Controlling Claimholder agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other First Lien Claimholder shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Claimholders, notwithstanding that the order and timing of any such realization,

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sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Claimholders from such realization, sale, disposition or liquidation. Each of the First Lien Claimholders waives any claim it may now or hereafter have against any Collateral Agent or Representative of any other Series of First Lien Obligations or any other First Lien Claimholder of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any First Lien Claimholder represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Collateral Documents or any other agreement related thereto or in connection with the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.5, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.2 Power-of-Attorney.

Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other First Lien Claimholder of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or First Lien Claimholder, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.

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ARTICLE IV.

MISCELLANEOUS

SECTION 5.1 Integration/Conflicts.

This Agreement, together with the other First Lien Documents and the First Lien Collateral Documents, represents the entire agreement of each of the Grantors and the First Lien Claimholders with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Representative, Collateral Agent or First Lien Claimholder relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents the provisions of this Agreement shall govern and control.

SECTION 5.2 Effectiveness; Continuing Nature of this Agreement; Severability.

This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the First Lien Claimholders of any Series may continue, at any time and without notice to any First Lien Claimholder of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. Each Representative and each Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent and the First Lien Claimholders represented by such Representative or Collateral Agent and their First Lien Obligations, on the date on which there has been a Discharge of such Series of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 2.6; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

SECTION 5.3 Amendments; Waivers.

(a)    No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly and adversely affected.

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(b)    Notwithstanding the foregoing, without the consent of any First Lien Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other First Lien Claimholders and Other First Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c)    Notwithstanding the foregoing, without the consent of any other Representative or First Lien Claimholder, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Indenture and the other First Lien Documents.

SECTION 5.4 Information Concerning Financial Condition of the Grantors and their Subsidiaries.

The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations. The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall have no duty to advise the Representative, Collateral Agent or First Lien Claimholders of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Representative or Collateral Agent or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or First Lien Claimholders of any other Series, it or they shall be under no obligation:

(a)    to make, and such Representative and Collateral Agent and such other First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)    to provide any additional information or to provide any such information on any subsequent occasion;

(c)    to undertake any investigation; or

(d)    to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.5 Submission to Jurisdiction; Certain Waivers.

Each of the Company, each other Grantor, each Collateral Agent and each Representative, on behalf of itself and each other First Lien Claimholder represented by it, hereby irrevocably and unconditionally:

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(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to Section 5.5(c) below) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)    agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c)    agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Document shall affect any right that any Collateral Agent, Representative or other First Lien Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d)    waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other First Lien Collateral Document in any court referred to in Section 5.5(a) (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e)    consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 5.7 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f)    agrees that service as provided in Section 5.5(e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 5.6 WAIVER OF JURY TRIAL.

EACH PARTY HERETO, THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

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OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH SUCH PARTY HERETO AND THE COMPANY AND EACH OTHER GRANTOR HAVE BEEN INDUCED TO ENTER INTO OR ACKNOWLEDGE THIS AGREEMENT AND THE OTHER FIRST LIEN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

SECTION 5.7 Notices.

Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile, electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.8 Further Assurances.

Each Representative and Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

SECTION 5.9 Agency Capacities.

Except as expressly provided herein, (a) U.S. Bank National Association is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial Indenture Claimholders, (b) the Initial Other Representative and the Initial Other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Initial Other First Lien Claimholders, (c) each Replacement Representative and Replacement Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Replacement Indenture Claimholders and (d) each other Representative and each other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Other First Lien Claimholders under the Other First Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

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SECTION 5.10 GOVERNING LAW.

THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 5.11 Binding on Successors and Assigns.

This Agreement shall be binding upon each Representative and each Collateral Agent, the First Lien Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time. If any of the Representatives and/or Collateral Agents resigns or is replaced pursuant to the applicable First Lien Documents its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

SECTION 5.12 Section Headings.

Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 5.13 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.14 Other First Lien Obligations.

(a)    To the extent not prohibited by the provisions of the Indenture and the other First Lien Documents, the Company may incur additional Indebtedness, which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing, and Other First Lien Obligations or Replacement Indenture Obligations after the date hereof that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the then existing First Lien Obligations (such Indebtedness, “Additional First Lien Debt”). Any such Additional First

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Lien Debt and any Series of Other First Lien Obligations or Replacement Indenture Obligations, as applicable, may be secured by a Lien on a ratable basis, in each case under and pursuant to the applicable First Lien Collateral Documents of such Series, if, and subject to the condition that, the Additional First Lien Collateral Agent and Additional First Lien Representative of any such Additional First Lien Debt, acting on behalf of the holders of such Additional First Lien Debt and the holders of such Other First Lien Obligations or Replacement Indenture Obligations, as applicable, (such Additional First Lien Collateral Agent, Additional First Lien Representative, the holders in respect of such Additional First Lien Debt and the holders Other First Lien Obligations or other Replacement Indenture Obligations, as applicable, being referred to as “Additional First Lien Claimholders”), each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.14(b).

(b)    In order for an Additional First Lien Representative and Additional First Lien Collateral Agent (including, in the case of a Replacement Indenture, the Replacement Representative and the Replacement Collateral Agent in respect thereof) to become a party to this Agreement,

(i)    such Additional First Lien Representative and such Additional First Lien Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional First Lien Representative and such Additional First Lien Collateral Agent, as the case may be) pursuant to which either (x) such Additional First Lien Representative becomes a Representative hereunder and such Additional First Lien Collateral Agent becomes a Collateral Agent hereunder, and such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Indenture Obligations, as applicable, and the Additional First Lien Claimholders of such Series become subject hereto and bound hereby;

(ii)    the Company shall have delivered to each Collateral Agent:

(1)    true and complete copies of each of the Other First Lien Agreement or Replacement Indenture, as applicable, and the First Lien Collateral Documents for such Series, certified as being true and correct by a Responsible Officer of the Company;

(2)    a Designation substantially in the form of Exhibit B pursuant to which the Company shall (A) identify the Indebtedness to be designated as Other First Lien Obligations or Replacement Indenture Obligations, as applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional First Lien Collateral Agent and Additional First Lien Representative, (C) certify that such (x) Additional First Lien Debt is permitted by each First Lien Document and that the conditions set forth in this Section 5.14 are satisfied with respect to such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Indenture Obligations, as applicable, (D) in the case of a Replacement Indenture, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement

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Indenture and the Company elects to designate such agreement as a Replacement Indenture and (E) if applicable, that such Additional First Lien Debt is Secured Bank Indebtedness; and

(iii)    the Other First Lien Documents or Replacement Indenture Documents, as applicable, relating to such Additional First Lien Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional First Lien Claimholder with respect to such Additional First Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional First Lien Debt.

(c)    Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent, in each case, in accordance with this Section 5.14, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.14 and returning the same to such Additional First Lien Representative and Additional First Lien Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt if the other requirements of this Section 5.14 are complied with.

SECTION 5.15 Authorization.

By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 5.16 No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.

The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Claimholders in relation to one another. None of the Company, any other Grantor nor any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.4 and 2.8 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms. Without limitation of any other provisions of this Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

SECTION 5.17 No Indirect Actions.

Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

30

SECTION 5.18 Additional Grantors.

Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Document and which grants or purports to grant a lien on any of its assets shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit C that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Document.

[Remainder of this page intentionally left blank]

31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

Notice Details:
[U.S. Bank National Association One Columbus 10 West Broad Street, 12th Floor Columbus, OH 43215 Attention: Katherine A Esber]

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[ ],
as Initial Other Representative

By:
Name:
Title:

[NOTICE ADDRESS]

Acknowledged and Agreed to by:

ABERCROMBIE & FITCH MANAGEMENT CO.,

By:
Name:
Title:

[c/o Abercrombie & Fitch Co. 6301 Fitch Path New Albany, Ohio 43054 Attention: General Counsel Email: ANF_USTreasury@anfcorp.com]

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit A

to Pari Passu Intercreditor Agreement

FORM OF JOINDER AGREEMENT

JOINDER NO. [            ] dated as of [            ], 20[    ] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], [    ], (the “Pari Passu Intercreditor Agreement”), among U.S. BANK NATIONAL ASSOCIATION, as Initial First Lien Representative and as Initial First Lien Collateral Agent, [            ], as Initial Other Representative, and [            ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (the “Company”) and the other Grantors signatory thereto.

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B.    As a condition to the ability of the Company to incur [Other First Lien Obligations][Replacement Indenture Obligations under the Replacement Indenture] and to secure such [Other First Lien Obligations][Replacement Indenture Obligations] with the liens and security interests created by the [Other First Lien Collateral Documents][Replacement Indenture Collateral Documents], the Additional First Lien Representative in respect thereof is required to become a Representative and the Additional First Lien Collateral Agent in respect thereof is required to become a Collateral Agent and the First Lien Claimholders in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.14 of the Pari Passu Intercreditor Agreement provides that such Additional First Lien Representative may become a Representative, such Additional First Lien Collateral Agent may become a Collateral Agent and such Additional First Lien Claimholders may become subject to and bound by the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Additional First Lien Representative and the Additional First Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement. The undersigned Additional First Lien Representative (the “New Representative”) and Additional First Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1.    In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become a Representative and a Collateral Agent respectively, under, and the related Additional First Lien Debt and Additional First Lien Claimholders become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as a Representative or a Collateral Agent, respectively, and hereby agree to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to them as Representative, Collateral Agent and Additional First Lien Claimholders, respectively.

Exhibit A – Page 1

SECTION 2.    Each of the New Representative and New Collateral Agent represent and warrant to each other Collateral Agent, each other Representative and the other First Lien Claimholders, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the First Lien Documents relating to such Additional First Lien Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional First Lien Claimholders represented by them will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement.

SECTION 3.    This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent and Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.    Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 6.    Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pari Passu Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

Exhibit A - Page 2

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8.    Sections 5.8 and 5.9 of the Pari Passu Intercreditor Agreement are hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit A - Page 3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit A - Page 4

Receipt acknowledged by:
U.S. BANK NATIONAL ASSOCIATION, as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Representative

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[OTHERS AS NEEDED]

Exhibit A - Page 5

Exhibit B

to Pari Passu Intercreditor Agreement

[FORM OF]

DEBT DESIGNATION

Reference is made to the Pari Passu Intercreditor Agreement dated as of             , 20__ (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) among U.S. BANK NATIONAL ASSOCIATION, as Initial First Lien Representative and Initial First Lien Collateral Agent, [_________], as Initial Other Representative, and [__________], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (the “Company”) and the other Grantors signatory thereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Pari Passu Intercreditor Agreement. This Debt Designation is being executed and delivered in order to designate [Additional First Lien Debt][Replacement Indenture Obligations] entitled to the benefit and subject to the terms of the Pari Passu Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of the Company hereby certifies on behalf of the [Company] that:

(a)    [insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [            ] pursuant to the following agreement: [describe [credit agreement, indenture, other agreement giving rise to Additional First Lien Debt][Replacement Indenture (“New Agreement”)]] which will be [Other First Lien Obligations][Replacement Indenture Obligations];

(b)    (i) the name and address of the [Additional First Lien Representative for the Additional First Lien Debt and the related Other First Lien Obligations][Replacement Representative for the Replacement Indenture] is:

Telephone:

Fax:

(ii) the name and address of the Additional First Lien Collateral Agent for the Additional First Lien Debt and the Other First Lien Obligations or Replacement Indenture Obligations, as applicable, is:

Exhibit B – Page 1

Telephone:

Fax:

[and]

(a)    such Additional First Lien Debt is permitted by each First Lien Document and the conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement are satisfied with respect to such Additional First Lien Debt [insert for Replacement Indenture only: ;

(b)    the New Agreement satisfies the requirements of a Replacement Indenture and is hereby designated as a Replacement Indenture; [and

(c)    such Additional First Lien Debt is designated by the Company as Secured Bank Indebtedness].

Exhibit B – Page 2

IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer as of             , 20    .

ABERCROMBIE & FITCH MANAGEMENT CO.,

By:
Name:
Title:

Exhibit B – Page 3

Exhibit C

to Pari Passu Intercreditor Agreement

FORM OF GRANTOR JOINDER AGREEMENT

GRANTOR JOINDER AGREEMENT NO. [     ] “this “Grantor Joinder Agreement”) dated as of [        ], 20[     ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [        ], 20[    ] (the “Pari Passu Intercreditor Agreement”), among U.S. BANK NATIONAL ASSOCIATION, as Initial First Lien Representative and Initial First Lien Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

The undersigned, [                    ], a [                    ], (the “New Grantor”) wishes to acknowledge and agree to the Pari Passu Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 5.16 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the First Lien Claimholders:

Section 1.    Accession to the Pari Passu Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Pari Passu Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 5.16 thereof, (b) agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Pari Passu Intercreditor Agreement. This Grantor Joinder Agreement supplements the Pari Passu Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 5.18 of the Pari Passu Intercreditor Agreement.

Section 2.    Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Representative, each Collateral Agent and to the First Lien Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3.    Counterparts. This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Exhibit D-1

Section 4.    Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5.    Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Pari Passu Intercreditor Agreement subject to any limitations set forth in the Pari Passu Intercreditor Agreement with respect to the Grantors.

Section 6.    Governing Law. THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GRANTOR JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Section 7.    Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.    Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.7 of the Pari Passu Intercreditor Agreement.

Exhibit D-2

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[ ]

By
Name:
Title:

Address:

Exhibit D-3